UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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HERTZ GLOBAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of
Annual Meeting
of Stockholders
and Proxy
Statement
May 14, 2014

Hertz Global Holdings, Inc.
999 Vanderbilt Beach Road
Naples, FL 34108

April 11, 2014

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders to be held at 10:30 a.m. (Naples time) on Wednesday, May 14, 2014, at The Ritz Carlton, Naples, 280 Vanderbilt Beach Road, Naples, Florida 34108.

Your vote is important. Please vote as promptly as possible. Whether you plan to attend the annual meeting or not, you may vote by following the instructions set forth in the this proxy statement or as set forth in the proxy card. If you attend the annual meeting, you may vote in person.

Registration and seating will begin at 10:00 a.m. (Naples time). In order to be admitted to the annual meeting, a stockholder must present proof of stock ownership as of the close of business on the record date, March 21, 2014, which can be a proxy card or a brokerage statement reflecting stock ownership as of March 21, 2014. Stockholders will be asked to sign an admittance card and must also present a form of photo identification such as a driver's license. Cameras and recording devices will not be permitted at the annual meeting.

Sincerely,

Mark P. Frissora Chairman and Chief Executive Officer

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF HERTZ GLOBAL HOLDINGS, INC.

Time and Date:	10:30 a.m. (Naples time), Wednesday, May 14, 2014
Place:	The Ritz Carlton, Naples, 280 Vanderbilt Beach Road, Naples, Florida 34108
Proposals:	1.	Election of the three nominees identified in the accompanying proxy statement to serve as directors for three-year terms;
	2.	Approval, by a non-binding advisory vote, of the named executive officers' compensation;
	3.	Approval of an amendment to our amended and restated certificate of incorporation to provide for the annual election of directors;
4.

Approval of a potential amendment to our amended and restated certificate of incorporation to effect a reverse stock split and authorize our board of directors to select the ratio of the reverse stock split as set forth in the amendment;

	5.	Ratification of the selection of PricewaterhouseCoopers LLP as the Corporation's independent registered public accounting firm for the year 2014; and
	6.	Transaction of any other business that may properly be brought before the annual meeting.

The Board of Directors of the Corporation recommends a vote FOR each of Proposals 1-5.

Who Can Vote:	Only holders of record of the Corporation's common shares at the close of business on March 21, 2014 will be entitled to vote at the meeting. You may vote with respect to the matters described in the proxy statement by following the instructions set forth in this proxy statement or as set forth in the proxy card.
Date of Mailing:
This proxy statement and accompanying materials were filed with the Securities and Exchange Commission on April 11, 2014, and we expect to first send the proxy statement and annual report to stockholders on April 17, 2014.

J. Jeffrey Zimmerman Executive Vice President, General Counsel and Secretary

Naples, Florida April 11, 2014

Section/Proposal	Page
Proxy Procedures and Information about the Annual Meeting
Important Information about Annual Meeting and Proxy Procedures	1
Corporate Governance
Corporate Governance and General Information Concerning the Board and Its Committees	4
Director Compensation
Director Compensation	10
2013 Non-Employee Director Compensation Table	11
Election of Directors
Proposal 1: Election of Directors	12
Continuing Directors	15
Compensation Discussion and Analysis
Executive Summary	19
Compensation Discussion and Analysis	22
Compensation Committee Report	40
Summary Compensation Table and Executive Compensation
2013 Summary Compensation Table	41
Annual Meeting Proposals:
Proposal 2: Approval, By a Non-Binding Advisory Vote, of the Named Executive Officers' Compensation	59
Proposal 3: Approval of an amendment to our Amended and Restated Certificate of Incorporation to provide for the Annual Election of Directors	60
Proposal 4: Approval of a potential amendment to our Amended and Restated Certificate of Incorporation to effect a Reverse Stock Split and authorize our Board of Directors to select the ratio of the Reverse Stock Split as set forth in the Amendment	61
Proposal 5: Ratification of the Selection of PricewaterhouseCoopers LLP as the Corporation's Independent Registered Public Accounting Firm for the Year 2014	66
Auditor Information
Independent Registered Public Accounting Firm Fees	67
Audit Committee Report	68
Other Matters
Security Ownership of Certain Beneficial Owners, Directors and Officers	69
Section 16(a) Beneficial Ownership Reporting Compliance	71
Certain Relationships and Related Party Transactions	71
Other Business	73

PROXY PROCEDURES AND INFORMATION ABOUT THE ANNUAL MEETING

IMPORTANT INFORMATION ABOUT ANNUAL
MEETING AND PROXY PROCEDURES

The Board of Directors of Hertz Global Holdings, Inc. is soliciting proxies to be used at the annual meeting of stockholders to be held on Wednesday, May 14, 2014, beginning at 10:30 a.m. (Naples time) at The Ritz Carlton, Naples, 280 Vanderbilt Beach Road, Naples, Florida 34108. This proxy statement and accompanying materials were filed with the Securities and Exchange Commission (the "SEC") on April 11, 2014, and we expect to first send the proxy statement and annual report to stockholders on April 17, 2014.

Unless the context otherwise requires, in this proxy statement (i) the "Corporation" means Hertz Global Holdings, Inc., (ii) "Hertz" means The Hertz Corporation, our primary operating company and a direct wholly-owned subsidiary of Hertz Investors, Inc., which is wholly owned by the Corporation, (iii) "we," "us" and "our" mean the Corporation and its consolidated subsidiaries, (iv) "our Board" or "the Board" means the Board of Directors of the Corporation and (v) "our common stock" means the common stock of the Corporation.

Purpose of the Annual Meeting

At the annual meeting, stockholders will act upon the matters set forth below, including:

  1.
  Election of the three nominees identified in this proxy statement to serve as directors for three-year terms;

  2.
  Approval, by a non-binding advisory vote, of the named executive officers' compensation;

  3.
  Approval of an amendment to our amended and restated certificate of incorporation to provide for the annual election of directors;

  4.
  Approval of a potential amendment to our amended and restated certificate of incorporation to effect a reverse stock split and authorize our board of directors to select the ratio of the reverse stock split as set forth in the amendment;

  5.
  Ratification of the selection of PricewaterhouseCoopers LLP as the Corporation's independent registered public accounting firm for the year 2014; and

  6.
  Transaction of any other business that may properly be brought before the annual meeting.

The Corporation's senior management will also present information about the Corporation's performance during 2013 and will answer questions from stockholders.

Stockholders Entitled to Vote at the Annual Meeting

Our Board has established the record date for the annual meeting as March 21, 2014. Only holders of record of the Corporation's common stock at the close of business on the record date are entitled to vote at the annual meeting. On March 21, 2014, the Corporation had 447,693,207 shares of common stock outstanding.

Voting Procedures

If you are a stockholder of record, you may vote as follows:

•
Voting by Internet: Follow the instructions on www.investorvote.com/HTZ.

•
Voting by Telephone: Call 1-800-652-8683 and follow the instructions provided by the recorded message.

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Voting by Mail: Complete, sign and date the proxy card included in the printed proxy materials.

•
Voting in Person: See the procedures for voting in person below.

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PROXY PROCEDURES AND INFORMATION ABOUT THE ANNUAL MEETING

Procedures for Attending and Voting at the Annual Meeting

For those stockholders who wish to attend the annual meeting, you will need the following:

•
admission ticket in your proxy materials;

•
photo Identification; and

•
proof of stock ownership

Please note that no cameras or recording devices are allowed at the annual meeting. Seating for the annual meeting starts at 10:00 a.m. (Naples time) and the annual meeting will start at 10:30 a.m. (Naples time).

Voting Options; Quorum

The Board recommends a vote "for" each proposal presented below. Below is a summary of the vote required for adoption of each proposal and the respective effect of abstentions and broker non-votes. For more detailed information, see each respective proposal.

Proposal	Vote Required for Adoption	Effect of Abstentions	Effect of Broker Non-Votes

Election of Directors	Majority of shares cast	No effect	No effect
Advisory vote on executive compensation	Majority of shares present	Vote "against"	No effect
Amendment of our amended and restated certificate of incorporation to provide for the annual election of directors	Two-thirds of outstanding shares	Vote "against"	Vote "against"
Potential amendment of our amended and restated certificate of incorporation to effect a reverse stock split	Majority of outstanding shares	Vote "against"	Vote "against"
Ratification of PricewaterhouseCoopers LLP	Majority of shares present	Vote "against"	No effect

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting constitutes a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee, such as a broker holding shares in "street name" for a beneficial owner, does not vote on a proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner.

If you are a holder of shares held in street name, and you would like to instruct your broker how to vote your shares, you should follow the directions provided by your broker. Under New York Stock Exchange ("NYSE") rules, your broker is permitted to vote on proposal 5 even if it does not receive instructions from you. However, under NYSE rules, your broker does not have discretion to vote on any other proposal if it does not receive instructions from you.

Each share of common stock is entitled to one vote and stockholders do not have the right to cumulate their votes for the election of directors or any other matter. Unless a stockholder gives instructions to the contrary, proxies will be voted in accordance with the Board's recommendations.

Revocation of Proxies

Even if you voted by telephone or on the Internet, or if you requested paper proxy materials and signed

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PROXY PROCEDURES AND INFORMATION ABOUT THE ANNUAL MEETING

the proxy card, you may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter to J. Jeffrey Zimmerman, Executive Vice President, General Counsel and Secretary. You may also revoke your proxy by submitting a new proxy, dated later than your first proxy, or by a later-dated vote by telephone or on the Internet. If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the annual meeting. Your attendance at the annual meeting will not by itself revoke your proxy. If you are a holder of shares held in street name by your broker and you have previously directed your broker to vote your shares, you should instruct your broker to change or revoke your vote if you wish to do so. If you are a holder of shares held in street name by your broker and wish to cast your vote in person at the annual meeting, you should obtain a proxy to vote your shares from your broker.

Solicitation of Proxies

Proxies may be solicited on behalf of our Board by mail or telephone, on the Internet or in person, and Hertz will pay the solicitation costs on behalf of the Corporation. Georgeson Inc. has been retained by Hertz to facilitate the distribution of proxy materials at a customary fee plus distribution costs and other costs and expenses.

Additional Information

The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is filed with the SEC and may also be obtained via a link posted on the "Investor Relations" portion of our website, www.hertz.com. Copies of the Form 10-K for the fiscal year ended December 31, 2013, or any exhibits thereto, will be sent within a reasonable time without charge upon written request to Hertz Global Holdings, Inc., 999 Vanderbilt Beach Road, Naples, Florida, 34108 Attention: Corporate Secretary.

Hertz Global Holdings, Inc. 2014 Proxy Statement    3

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING
THE BOARD AND ITS COMMITTEES

Corporate Governance

Our business is managed under the direction of our Board. Our Board is committed to good corporate governance and promoting the long-term interests of our stockholders by adopting structures, policies and practices which we believe promote responsible oversight of management.

Board Independence

Our Board has determined that all of our directors, other than Mr. Frissora, are "independent" as defined in the federal securities laws and applicable NYSE rules for service on our Board. The standards for determining director independence are specified in Annex A to our Corporate Governance Guidelines.

In recommending to the Board that each of the independent directors be classified as independent, the Nominating and Governance Committee also considered whether there were any facts or circumstances that might impair the independence of each of those directors. In particular, the Nominating and Governance Committee considered that the Corporation in the ordinary course of business provides products and services to and purchases products and services from companies at which some of our directors serve. In each case: (i) the relevant products and services were provided on terms and conditions determined on an arms-length basis and consistent with those provided by or to similarly situated customers and suppliers; (ii) the relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies; and (iii) the aggregate amounts of such purchases and sales were less than 2% of the consolidated gross revenues of each of the Corporation and the other company in each of the years 2013, 2012 and 2011.

Board Meetings and Annual Meeting Attendance

Our Board held 8 meetings in 2013. Each of our directors attended 75% or more of the total number of meetings of our Board held during the period in which he or she was a director and the total number of meetings held by all Board committees on which he or she served. We do not have a policy with regard to directors' attendance at our annual meeting. All of our directors, except for one former director, attended the 2013 annual meeting.

Board Committees

Our Board has four standing committees—the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive and Finance Committee (the "Finance Committee"). In 2013, we revised our committee structure by assigning (i) the nominating and governance functions held by our former Compensation, Nominating and Governance Committee ("CN&G Committee") to the Nominating and Governance Committee and (ii) the compensation functions held by our former CN&G Committee to the Compensation Committee. We revised our committee structure as a result of the sale of our common stock by certain investment funds associated with Clayton, Dubilier & Rice, LLC, The Carlyle Group and Merrill Lynch & Co., Inc. (the "Sponsors"), our Board's desire for specialized compensation and governance oversight functions and to align our governance structure with similar companies of our size and complexity. In addition to the creation of a separate Compensation Committee and Nominating and Governance Committee, our Board assigned certain financial oversight matters to our Finance Committee.

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CORPORATE GOVERNANCE

Each committee has a written charter and each charter is available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com. Each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee meets the independence and eligibility standards necessary for service on such committee pursuant to relevant securities laws, NYSE rules and our Corporate Governance Guidelines. Our Board has designated each of the four members of our Audit Committee as "audit committee financial experts" and each has been determined to be "financially literate" under NYSE rules.

Membership, Meetings and Roles and Responsibilities of the Board Committees

Audit Committee

Members	Roles and Responsibilities of the Audit Committee
Berquist (Chair) Durham Koehler Wolf Number of 2013 Meetings 8

•

Oversees our accounting, financial and external reporting policies and practices as well as the integrity of our financial statements.

•

Monitors the independence, qualifications and performance of our independent registered public accounting firm.

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Oversees the performance of our internal audit function, the management information system and operational policies and practices that affect our internal controls.

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Monitors our compliance with legal and regulatory requirements.

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Reviews our guidelines and policies and the commitment of internal audit resources, in each case as they relate to risk management and the preparation of our Audit Committee's report included in our proxy statements.

Compensation Committee

Members	Roles and Responsibilities of the Compensation Committee
Beracha (Chair) Berquist Everson Fayne Levinson Tamke Number of 2013 Meetings 5

•

Oversees our compensation and benefit policies generally.

•

Evaluates the performance of our CEO as related to all elements of compensation, as well as the performance of our senior executives.

•

Approves and recommends to our Board all compensation plans for our senior executives.

•

Approves the short-term compensation and grants to our senior executives under our incentive plans (both subject, in the case of our CEO, if so directed by the Board, to the final approval of a majority of independent directors of our Board).

•

Prepares reports on executive compensation required for inclusion in our proxy statements.

•

Reviews our management succession plan.

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CORPORATE GOVERNANCE

Nominating and Governance Committee

Members	Roles and Responsibilities of the Nominating and Governance Committee
Fayne Levinson (Chair) Durham Kelly-Ennis Koehler Number of 2013 Meetings 5

•

Assists our Board in determining the skills, qualities and eligibility of individuals recommended for membership on our Board.

•

Reviews the composition of our Board and its committees to determine whether it may be appropriate to add or remove individuals.

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Reviews and evaluates directors for re-nomination and re-appointment to committees.

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Reviews and assesses the adequacy of our Corporate Governance Guidelines, Standards of Business Conduct and Directors' Code of Conduct.

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Reviews and recommends to the Board the form and amount of compensation paid to directors.

Finance Committee

Members	Roles and Responsibilities of the Finance Committee
Tamke (Chair) Beracha Frissora Laffont Wolf Number of 2013 Meetings 2

•

Reviews and provides guidance to the Board and the Corporation's management concerning the Corporation's strategies, plans, policies and actions related to corporate finance.

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Reviews the Corporation's acquisition and divesture strategy.

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Oversees the financial aspects of the Corporation's insurance and risk management processes.

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Subject to certain restrictions and subsequent reporting requirements to the entire Board, may exercise the powers of the Board to act on any matters.

Risk Oversight

Risk Oversight—Our Board and Committees

Our Board oversees an enterprise-wide approach to risk management. This approach is designed to improve our long-term performance and enhance stockholder value. A fundamental part of risk management is understanding the risks we face. Also important is management's role in addressing those risks and understanding what level of risk is appropriate for us. Our Board's involvement in setting our business strategy is a key part of its assessment of management's risk threshold and also helps determine an appropriate level of risk for us. The Board participates in an annual enterprise risk management assessment, which is led by the Corporation's Internal Audit Department. The Board assesses enterprise risk management with the input of the report of the Compensation Committee and advisors and members of management. To further assist the Board in carrying out its responsibilities, we appointed Don Serup, our Internal Auditor, as our Chief Risk Officer and J. Jeffrey Zimmerman, our General Counsel, as our Chief Compliance Officer, to oversee risks related to our audit and legal functions, respectively, and provide information to management, the Board and our committees, as necessary.

Various committees of the Board also have responsibility for risk management. The Audit Committee focuses on financial risk, including internal controls, and annually receives a risk assessment and risk management report from the Corporation's Internal Audit Department. The Audit Committee also annually reviews with management our guidelines and policies and the commitment of internal audit resources as they relate to risk management. In addition, the Finance Committee reviews the financial aspects of the Corporation's insurance and risk management policies, and the use of derivatives to hedge risk. As described below, the Compensation Committee strives to create

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CORPORATE GOVERNANCE

compensation incentives that encourage a level of risk-taking behavior consistent with the Corporation's business strategy.

Risk Considerations in our Compensation Program

In 2013, our Compensation Committee conducted its annual review of the risk profile of the Corporation's compensation policies and practices. In connection with this review, the Compensation Committee engaged its independent consultant, Semler Brossy Consulting Group, LLC ("Semler Brossy"), to assist it in analyzing the Corporation's compensation policies and practices and associated compensation risks. Semler Brossy, with the assistance of management, prepared a risk profile assessment of the Corporation's executive compensation policies and practices for executive officers. After its review of these assessments, the Compensation Committee presented the results to the Board in connection with the Board's annual enterprise risk assessment. In addition, the Corporation's management reviewed its compensation plans and practices in 2013 for all employees and presented the findings to the Compensation Committee. Based in part on such reports, the Compensation Committee determined that, for all employees, the Corporation's enterprise-wide compensation policies and practices, in conjunction with the Corporation's existing processes and controls, do not incentivize employees to take unnecessary risks, or pose a material risk to the Corporation, particularly in light of the following factors:

  •
  our use of different types of compensation programs, such as equity- and cash-based plans, that provide a balance of long- and short-term incentives;

  •
  our claw-back policies, which allow us in certain circumstances in the event of a financial restatement, to seek the recovery of annual incentive awards, long-term incentive awards, equity-based awards and other performance-based compensation awarded to many of our employees, including all of our senior executives;

  •
  our use of a variety of financial and strategic performance objectives to help ensure that the Corporation's overall business strategy is properly promoted;

  •
  our structuring of our compensation programs to include features such as caps on payments, exclusion of certain extraordinary items and institutional approval of amounts paid; and

  •
  our Corporation's various policies and procedures and Internal Audit Department, all of which provide checks and balances that help us monitor risk and identify when an individual is taking excessive or inappropriate risks.

Stockholder Communications with the Board

Stockholders and other interested parties who wish to contact our directors may send written correspondence to: Hertz Global Holdings, Inc., 999 Vanderbilt Beach Road, Naples, Florida 34108 Attention: Corporate Secretary.

Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the office of the Corporate Secretary and then distributed either in summary form or by delivering a copy of the communication to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Corporation that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, product and services complaints, product and services inquiries, résumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations and advertisements.

Director Nominations

The Nominating and Governance Committee will consider director nominees recommended by stockholders. To recommend a qualified person to serve on the Board, a stockholder should write to: Hertz Global Holdings, Inc., 999 Vanderbilt Beach Road, Naples, Florida 34108, Attention: Corporate Secretary. The written recommendation must be delivered to the Corporate Secretary in accordance with the Corporation's By-laws. This generally means the recommendation must be delivered not fewer

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CORPORATE GOVERNANCE

than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. The written recommendation must contain any applicable information set forth in the Corporation's By-laws and the Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee. The Nominating and Governance Committee will consider and evaluate persons recommended by stockholders in the same manner as it considers and evaluates other potential directors.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines containing standards for the Nominating and Governance Committee to determine director qualifications. The Corporate Governance Guidelines provide that the Nominating and Governance Committee, in making recommendations about nominees to the Board, will:

  •
  review candidates' qualifications for membership on the Board based on the criteria approved by the Board and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or NYSE rules for committee membership purposes;

  •
  in evaluating current directors for re-nomination to the Board, assess the performance and independence of such directors; and

  •
  periodically review the composition of the Board in light of the current challenges and needs of the Board and the Corporation, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background, experience and independence.

The Corporate Governance Guidelines also contain policies regarding director independence, the mandatory retirement age of directors, simultaneous service on other boards and substantial changes relating to a director's affiliation or position of principal employment. Among other things, the guidelines establish responsibilities for meeting preparation and participation, the evaluation of our financial performance and strategic planning. Copies of our Corporate Governance Guidelines, as well as our written Directors' Code of Business Conduct and Ethics (the "Directors' Code of Conduct") applicable to our Board are available without charge on the "Investor Relations—Corporate Governance—Overview" portion of our website, www.hertz.com.

Director Election Standards

The Corporation maintains a "majority" voting standard for uncontested elections. For a nominee to be elected to our Board, the nominee must receive more "for" than "against" votes. In accordance with our By-laws and Corporate Governance Guidelines, each director has submitted, or upon his or her nomination will submit, a contingent resignation to the Chair of the Nominating and Governance Committee. The resignation will become effective only if the director fails to receive a sufficient number of votes for re-election and the Board accepts the resignation. In the event of a contested director election, a plurality standard will apply.

Chairman, Chief Executive Officer and Independent Lead Director Positions

As indicated in our Corporate Governance Guidelines, the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in a manner that is in the best interests of our Corporation. The Board believes that the decision as to who should serve as Chairman and CEO, and whether the offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandating the structure of such positions. The Board currently believes that the most effective and efficient leadership structure for our Corporation is for Mr. Frissora to serve as both Chairman and CEO. The Board believes that Mr. Frissora possesses the requisite experience, leadership capabilities and judgment to guide both our Corporation and the Board and to manage the particular opportunities and challenges that face us. In addition, the Board considers the terms of Mr. Frissora's employment agreement that provide he will serve as a member of the Board and as Chairman of the Board.

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CORPORATE GOVERNANCE

In order to help ensure strong corporate governance and oversight of our management, our Corporate Governance Guidelines provide that the Board may select a non-management director to serve as a Lead Director. Mr. Tamke, an independent director with substantial business and oversight experience at several different public and private companies, was selected by our Board as our Independent Lead Director. The Independent Lead Director, in consultation with the Chairman and CEO, has responsibility for determining the length and frequency of Board meetings and setting the agenda for such meetings. The Independent Lead Director also sets the agenda for, and chairs, the Board's regularly-scheduled executive sessions in which management (other than Mr. Frissora) does not participate. In addition to the regularly-scheduled executive sessions of the Board that are held once per fiscal quarter without the presence of management (other than Mr. Frissora), our directors held 1 executive session in 2013 where only our independent directors attended. The Independent Lead Director presided to facilitate the discussion. Among other things, the Independent Lead Director coordinates meetings or other communications that a director wishes to initiate with management or employees. The Independent Lead Director, as a current member of the Compensation Committee, also significantly assists in setting our CEO's compensation by conferring with other independent members of the Board regarding our CEO's performance, providing perspective and facilitating our CEO's self-assessment.

Policy on Diversity

The Corporate Governance Guidelines and the Nominating and Governance Committee charter specify that the Nominating and Governance Committee consider a number of factors, including diversity, when evaluating or conducting searches for directors. The Nominating and Governance Committee interprets diversity broadly to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as international and multicultural experience and understanding, as well as other differentiating characteristics, including race, ethnicity and gender.

Implementation and Assessment of Policies Regarding Director Attributes

The Nominating and Governance Committee, when making recommendations to the Board regarding director nominations, assesses the overall performance of the Board, and when re-nominating incumbent Board members or nominating new Board members, evaluates the potential candidate's ability to make a positive contribution to the Board's overall function. The Nominating and Governance Committee considers the actual performance of incumbent Board members over the previous year, as well as whether the Board has an appropriately diverse membership to support our role as one of the world's leading car and equipment rental companies. The particular experience, qualifications, attributes and skills of the potential candidate are assessed by the Nominating and Governance Committee to determine whether the potential candidate possesses the professional and personal experiences and expertise necessary to enhance the Board's mission. After conducting the foregoing analysis the Nominating and Governance Committee makes recommendations to the Board regarding director nominees. In its annual assessment of director nominees, the Nominating and Governance Committee does not take a formulaic approach, but rather considers each prospective nominee's diversity in perspectives, personal and professional experiences and background and ability. In making director nominations, the Nominating and Governance Committee takes into account the overall diversity of the Board and evaluated the Board in light of, among other things, the attributes discussed in "—Policy on Diversity" mentioned above.

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DIRECTOR COMPENSATION

Director Compensation

The Board believes that a significant portion of non-employee director compensation should align director interests with the interests of our stockholders. As a result, our Board has approved the Hertz Global Holdings, Inc. Directors Compensation Policy (the "Director Compensation Policy"), pursuant to which our non-employee directors were entitled to the following compensation:

Board/Committee	Non-Employee Director Compensation

Board	• Annual Cash Retainer:	$85,000	• Restricted Stock Unit Grant:	$125,000
Audit	• Annual Chair Fee:	$35,000	• Annual Member Fee:	$17,500
Compensation	• Annual Chair Fee:	$30,000	• Annual Member Fee:	$15,000
Nominating	• Annual Chair Fee:	$25,000	• Annual Member Fee:	$12,500
Finance	• Annual Chair Fee:	$17,500	• Annual Member Fee:	$17,500

  •
  The Independent Lead Director receives a $100,000 annual cash retainer. The Corporation does not pay additional fees to directors for attending Board or committee meetings.

  •
  Cash fees for Board and committee service are payable quarterly in arrears. A director may elect, annually in advance, to receive shares of our common stock having the same fair market value in lieu of such cash fees. A director may elect to receive shares of phantom stock rather than receiving cash fees if the requirements for such deferral are satisfied under applicable tax law. Any director electing to receive phantom shares will receive actual shares of our common stock on the earlier of when the director no longer serves on our Board or a change in control of the Corporation. Any fee that a director elected to defer is credited to the director's stock account and is deemed to be invested in a number of phantom shares equal to the number of shares of common stock that would otherwise have been delivered.

  •
  The restricted stock units are granted to directors after our annual stockholder meeting and have an equivalent fair market value to such dollar amount on the date of grant. Provided the director is still serving on our Board, these restricted stock units vest on the business day immediately preceding the next annual meeting of stockholders.

  •
  We also reimburse our directors for reasonable and necessary expenses they incur in performing their duties as directors, and our directors are entitled to free worldwide car rentals. Any non-employee director who serves for at least five years will, after retirement from such service as a director, be eligible for Hertz #1 Club Platinum Card status and free worldwide car rentals up to a maximum of 90 days each year for fifteen years after his or her retirement.

10    Hertz Global Holdings, Inc. 2014 Proxy Statement

DIRECTOR COMPENSATION

For services rendered during the year ended December 31, 2013, our non-employee directors received the following compensation:

2013 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Total ($)

Barry H. Beracha	130,625	124,988	255,613
Brian Bernasek(4)	68,125	124,988	193,113
Carl T. Berquist(4)	136,250	124,988	261,238
Michael J. Durham	108,750	124,988	233,738
Carolyn N. Everson(4)	50,000	124,988	174,988
Debra J. Kelly-Ennis(4)	48,750	124,988	173,738
Michael F. Koehler	108,750	124,988	233,738
Philippe P. Laffont(4)	—	61,634	61,634
Linda Fayne Levinson	113,750	124,988	238,738
Angel Morales(5)	42,500	—	42,500
George W. Tamke(5)	201,250	124,988	326,238
David Wasserman(5)	68,125	124,988	193,113
Henry C. Wolf	111,250	124,988	236,238

(1)
All compensation is for services rendered as directors, including annual retainer fees and committee and chair fees as set forth above. For those directors who joined our Board or resigned from our Board in 2013, the cash retainer fees were pro-rated for their service.

(2)
The value disclosed is the aggregate grant date fair value of 4,950 restricted stock units granted to each director, except for Mr. Laffont, based on a grant date of May 15, 2013 and computed pursuant to FASB ASC Topic 718. Mr. Laffont was granted 2,581 restricted stock units on November 14, 2013. Assumptions used in the calculation of these amounts are included in the note entitled "Stock-Based Compensation" in the notes to the Corporation's consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2013. Due to their resignation from our Board in 2013, Messrs. Bernasek and Wasserman forfeited their grants of restricted stock units made in 2013 and Mr. Morales did not receive a grant.

(3)
In addition to the restricted stock units reported above in footnote 2, Messrs. Beracha, Berquist, Durham and Wolf each own 23,350 options. As of December 31, 2013, Mr. Berquist owns 49,534 phantom shares, Ms. Everson owns 2,066 phantom shares and Ms. Kelly-Ennis owns 2,015 phantom shares.

(4)
Elected to receives fees that would otherwise be payable in cash in the form of phantom shares.

(5)
Elected to receive fees that would otherwise be payable in cash in the form of shares of common stock.

Hertz Global Holdings, Inc. 2014 Proxy Statement    11

ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

Board Structure

The Corporation currently has eleven directors divided into three classes: four in Class I, three in Class II and four in Class III. The terms of office of the three Class II directors expire at the 2014 annual meeting of stockholders. The eight directors whose terms will continue after the 2014 annual meeting and will expire at the 2015 annual meeting (Class III) or 2016 annual meeting (Class I) are listed after the Class II directors.

Class II Election

The three nominees for election as Class II directors are listed below. If elected, the nominees for election as Class II directors will serve for a term of three years and until their successors are elected and qualify. If for any reason any nominee cannot or will not serve as a director, proxies may be voted for the election of a substitute nominee designated by our Board. The Class II Nominees are as follows:

Michael J. Durham (Class II)	Mr. Durham has served as a director of the Corporation and Hertz since November 2006. Mr. Durham is 63 years old.
Business Experience

Mr. Durham served as Director, President and Chief Executive Officer of Sabre, Inc. ("Sabre"), then a NYSE-listed company providing information technology services to the travel industry, from October 1996, the date of Sabre's initial public offering, to October 1999. From March 1995 to July 1996, when Sabre was a subsidiary of AMR Corporation, he served as Sabre's President. Prior to joining Sabre, Mr. Durham spent 16 years with American Airlines, serving as the Senior Vice President and Treasurer of AMR Corporation and Senior Vice President of Finance and Chief Financial Officer of American Airlines from October 1989 until he assumed the position of President of Sabre in March 1995.

Directorships and Other Experience

Mr. Durham also serves as a member of the Board of Directors of Travora Media, Inc., a privately-held corporation. During the preceding five years, Mr. Durham has served on the Boards of Directors of Asbury Automotive Group, Inc. (where he served as the non-executive Chairman of the Board), Acxiom Corporation, NWA Corp. (the parent company of Northwest Airlines), Sabre (as noted above) and AGL Resources, Inc. Mr. Durham also served on the Board of Directors of Bombardier, Inc., a publicly-traded Canadian corporation.

Broad Industry Experience

Mr. Durham has extensive business experience in the automotive, travel and transportation industries, which provides our Board with leadership skills and a breadth of knowledge about the challenges and issues facing companies such as ours.

Public Company and Executive Officer Experience	Mr. Durham's tenure both as Chief Executive Officer and Chief Financial Officer of large, multinational public companies allows him to add strategic value and management experience to the Board.
Corporate Governance and Financial Expertise	Mr. Durham's experience as a director, and frequently a member of the audit committee, on a number of different company boards also gives him a valuable perspective to share with the Corporation.

12    Hertz Global Holdings, Inc. 2014 Proxy Statement

ELECTION OF DIRECTORS

Mark P. Frissora (Class II)	Mr. Frissora has served as the Chairman of the Board of the Corporation and Hertz since January 1, 2007, and as Chief Executive Officer and a director of the Corporation and Hertz since July 2006. Mr. Frissora is 58 years old. Mr. Frissora's employment agreement provides that he will serve as a member of the Board and as the Chairman of the Board.
Business Experience

Prior to joining the Corporation and Hertz, Mr. Frissora served as Chief Executive Officer of Tenneco Inc. ("Tenneco") from November 1999 to July 2006 and as President of the automotive operations of Tenneco from April 1999 to July 2006. He also served as the Chairman of Tenneco from March 2000 to July 2006. From 1996 to April 1999, he held various positions within Tenneco's automotive operations, including Senior Vice President and General Manager of the worldwide original equipment business. Previously Mr. Frissora served as a Vice President of Aeroquip Vickers Corporation from 1991 to 1996. In the 15 years prior to joining Aeroquip Vickers Corporation, he served for 10 years with General Electric and five years with Philips Lighting Company in management roles focusing on product development and marketing.

Directorships and Other Experience

Mr. Frissora served as a director of NCR Corporation ("NCR") from 2002 to 2009. He is a director of Walgreen Co., where he serves as the Chairman of the Finance Committee and is a member of the Nominating and Governance Committee. Mr. Frissora is also a director of Delphi Automotive PLC, where he is a member of their Finance Committee and a member of their Nominating and Governance Committee.

Extensive Knowledge of the Corporation's Business and Industry

As our Chairman since 2007 and CEO since 2006, Mr. Frissora has demonstrated a deep knowledge and understanding of the Corporation and our business as we have expanded worldwide and acquired Dollar Thrifty Automotive Group, Inc.

Leadership and Management Experience

Mr. Frissora, through his experiences as our Chairman and CEO, as well as through his other directorships, has demonstrated excellent leadership abilities, financial and operational expertise, commitment, good judgment and management skills.

Executive Officer Experience	Mr. Frissora's experience as a Chief Executive Officer and President of Tenneco, as well as our CEO, allows him to add strategic value to the Board.

Hertz Global Holdings, Inc. 2014 Proxy Statement    13

ELECTION OF DIRECTORS

Henry C. Wolf (Class II)	Mr. Wolf has served as a director of the Corporation and Hertz since November 2006. Mr. Wolf is 71 years old.
Business Experience

Mr. Wolf served as Chief Financial Officer for Norfolk Southern Corporation ("Norfolk Southern") from 1993 until his retirement from Norfolk Southern in July 2007. Mr. Wolf held the title of Vice Chairman and Chief Financial Officer of Norfolk Southern from 1998 until his retirement. From 1993 to 1998, he served as Executive Vice President of Finance of Norfolk Southern. He served as Norfolk Southern's Vice President of Taxation from 1991 to 1993, Assistant Vice President—Tax Counsel from 1984 to 1990, Senior Tax Counsel from 1983 to 1984, General Tax Attorney from 1976 to 1983 and Senior Tax Attorney from 1973 to 1976.

Directorships and Other Experience

Mr. Wolf is a director of AGL Resources, Inc. ("AGL"), a NYSE-listed company in the natural gas industry, as well as the Chairman of its Audit Committee and a member of its Executive and Compensation and Management Development Committees. Mr. Wolf served as a director of MModal Inc., a Nasdaq-listed company in the medical information technology industry from February 2012 to August 2012, where he was a member of its Compensation Committee. He also served as a Member of the Board of Directors of Shenandoah Life Insurance Company (1995-2009). In addition, Mr. Wolf serves as a Member of the Board of Trustees of the Colonial Williamsburg Foundation and as a director of the Colonial Williamsburg Company.

Accounting, Finance and Legal Experience

Mr. Wolf's unique professional background with over forty years of experience with legal, financial, tax and accounting matters makes him an important advisor to the Board on many of the issues which face our Corporation.

Financial Oversight and Risk Management Experience

Mr. Wolf's skills that he gained from his service as the Vice Chairman and Chief Financial Officer for Norfolk Southern and his service as a director and audit committee chairman of AGL make him a valuable resource to the Board on matters of financial oversight and risk management, particularly for asset-intensive industries such as ours.

Transportation Industry Expertise	Mr. Wolf's significant experience in the transportation industry, including for Norfolk Southern, provides a valuable insight for the Corporation in overseeing our long-term strategy.
The Board recommends a vote FOR all of the Class II nominees

14    Hertz Global Holdings, Inc. 2014 Proxy Statement

CONTINUING DIRECTORS

Continuing Directors
Carl T. Berquist (Class III)	Mr. Berquist has served as a director of the Corporation and Hertz since November 2006. Mr. Berquist is 63 years old.
Business Experience

Mr. Berquist joined Marriott International, Inc. ("Marriott") in December 2002 as Executive Vice President, Financial Information and Enterprise Risk Management and served as Chief Accounting Officer of Marriott. In 2009, Mr. Berquist became Executive Vice President and Chief Financial Officer of Marriott. Prior to joining Marriott, Mr. Berquist was a partner at Arthur Andersen LLP. During his 28-year career with Arthur Andersen LLP, Mr. Berquist held numerous leadership positions, including managing partner of the worldwide real-estate and hospitality practice. His last position was managing partner of the mid-Atlantic region which included five offices from Philadelphia, Pennsylvania to Richmond, Virginia.

Directorships and Other Experience	Mr. Berquist is a member of the Board of Advisors of the Business School at Penn State University.
Financial Oversight and Risk Management Experience

Mr. Berquist's years of leadership in management and operational positions as a chief financial officer, enterprise risk management executive and major audit company partner provides our Board with in-depth knowledge in financial, accounting and risk management issues.

Travel Industry Knowledge	Mr. Berquist's knowledge of the travel industry gained while at Marriott also makes him an important asset to the Board in recognizing hospitality and overseeing strategic trends.
International Financial Expertise	Mr. Berquist's experiences in managing the worldwide expansion of one of the most recognized hotel brands offers our Board specialized expertise in a variety of areas.

Debra J. Kelly-Ennis (Class III)	Ms. Kelly-Ennis has served as a director of the Corporation and Hertz since May 2013. Ms. Kelly-Ennis is 57 years old.
Business Experience

Ms. Kelly-Ennis served as President and Chief Executive Officer of Diageo Canada, Inc., a subsidiary of Diageo plc, a global spirits, wine and beer company, from 2008 to June 2012. From 2005 to 2008, she was Chief Marketing Officer for Diageo North America Inc., a U.S.-based subsidiary of Diageo plc. Previous to her positions at Diageo plc, Ms. Kelly-Ennis served in various management roles at General Motors Corporation ("GM"), including serving as President and COO of Saab Cars USA from 2002 to 2005, General Manager of Oldsmobile from 2000 to 2002 and a Chevrolet Brand Manager from 1999 to 2000. Previous to GM, she held marketing and management roles of increasing responsibility with leading companies such as RJR/Nabisco, Inc., The Coca-Cola Company and Grand Metropolitan PLC.

Directorships and Other Experience

Ms. Kelly-Ennis has been a director of PulteGroup, Inc. since 1997, where she serves on the Audit Committee and the Nominating and Governance Committee, Altria Group, Inc. since February 2013, where she serves on the Innovation and Nominating Committee as well as the Corporate Governance and Social Responsibility Committee, and Carnival plc and Carnival Corporation since April 2012, where she serves on the Health, Environmental, Safety and Security Committee.

Automotive Industry Experience	Ms. Kelly-Ennis has extensive experience in the automotive industry, including her various senior roles with GM managing several high-profile, national GM brands.
Executive Officer Experience	Ms. Kelly-Ennis offers our Board significant experience in managing international operations from her experience as the former President and Chief Executive Officer of Diageo Canada, Inc.
Branded Marketing and Management Experience

Ms. Kelly-Ennis also provides the Board with critical branded marketing and management experience from her role at Diageo Canada, Inc. and from her membership on the boards of directors at other companies with major brand portfolios similar to ours.

Hertz Global Holdings, Inc. 2014 Proxy Statement    15

CONTINUING DIRECTORS

Michael F. Koehler (Class III)	Mr. Koehler has served as a director of the Corporation and Hertz since March 2012. Mr. Koehler is 61 years old.
Business Experience

Mr. Koehler is President, Chief Executive Officer and a member of the Board of Directors of Teradata Corporation ("Teradata"), a publicly-traded provider of enterprise data warehousing and integrated marketing software, where he also serves on the Executive Committee. Prior to the separation of Teradata from NCR, Mr. Koehler served as Senior Vice President of the Teradata Division of NCR from 2003 to 2007. From September 2002 to March 2003, he was the Interim Leader of the Teradata Division. From 1999 to 2002, Mr. Koehler was Vice President, Global Field Operations of the Teradata Division and he held management positions of increasingly greater responsibility at NCR prior to that time.

Directorships and Other Experience	Mr. Koehler is a director at Teradata.
Executive Officer Experience	Mr. Koehler has significant management and leadership skills gained as Chief Executive Officer of Teradata, a global information technology provider.
International Oversight Expertise

Mr. Koehler's role as Chief Executive Officer of a information technology provider with global operations provides the Board with critical experience regarding our domestic and international operations.

Strategy and Technology Experience	Mr. Koehler brings to our Board a deep knowledge of strategic operations and business development as well as valuable insights on how to incorporate technology into our ongoing operations.

Linda Fayne Levinson (Class III)	Ms. Fayne Levinson has served as a director of the Corporation and Hertz since March 2012. Ms. Fayne Levinson is 72 years old.
Business Experience

Ms. Fayne Levinson was a partner at GRP Partners, a venture capital investment fund investing in start-up and early-stage retail and electronic commerce companies, from 1997 to December 2004. Prior to that, she was a partner in Wings Partners, a private equity firm that took Northwest Airlines private, an executive at American Express running its leisure travel and tour business and a partner at McKinsey & Co.

Directorships and Other Experience

Ms. Fayne Levinson was Chair of the Board of Directors of Connexus Corporation, an online marketing company, from July 2006 to May 2010 when it was merged into Epic Advertising. Ms. Fayne Levinson is also a director of Jacobs Engineering Group Inc., Ingram Micro Inc., The Western Union Company and NCR, where she has served as a director since 1997 and Lead Independent Director from 2007 to 2013. Ms. Fayne Levinson was formerly a director at DemandTec, Inc. from 2005 to 2012, until it was acquired by IBM.

Risk Management and Oversight	Ms. Fayne Levinson has demonstrated her expertise in risk management and oversight as a director of several public companies, including her experience as Lead Independent Director of NCR.
Travel Industry Knowledge	Ms. Fayne Levinson's experience at Wings Partners and American Express provide her with extensive knowledge about the operating and financial issues that face the travel and transportation industry.
Leadership and Operating Experience

Ms. Fayne Levinson gained general management experience at American Express, strategic experience at McKinsey & Co. and investment experience at GRP Partners and Wings Partners. In addition, the Board believes that Ms. Fayne Levinson's extensive management and leadership experience, her in-depth knowledge of corporate governance issues and her diversity of perspective provide us with valuable insight with regard to our global operations.

16    Hertz Global Holdings, Inc. 2014 Proxy Statement

CONTINUING DIRECTORS

Barry H. Beracha (Class I)	Mr. Beracha has served as a director of the Corporation and Hertz since November 2006. Mr. Beracha is 72 years old.
Business Experience

Mr. Beracha most recently served as Executive Vice President of Sara Lee Corp. ("Sara Lee") and Chief Executive Officer of the Sara Lee Bakery Group, which was created when Sara Lee acquired The Earthgrains Company in 2001. Mr. Beracha retired from Sara Lee in June 2003. He also served as Chairman and Chief Executive Officer of The Earthgrains Company, which was spun off from Anheuser-Busch Companies, Inc. ("Anheuser-Busch") in 1996. In 1967, Mr. Beracha joined Anheuser-Busch, and held various management positions of increasing responsibility until the spin-off of The Earthgrains Company in 1996, prior to which he held the title of Vice President and Group Executive of Anheuser-Busch.

Directorships and Other Experience

From February 2012 to January 2013, Mr. Beracha served on the Board of Directors of Ralcorp Holdings, Inc., a NYSE-listed food manufacturer and distributor, where he served on the Compensation and Governance Committee. Mr. Beracha served on the Board of Directors of Pepsi Bottling Group ("Pepsi") from 1999 to 2010, where he served as the non-executive Chairman of the Board from March 2007 to October 2008 and was a member of the Compensation Committee and of the Audit and Affiliated Transactions Committee. Mr. Beracha retired from the Board of Directors of McCormick & Co., where he served as Chairman of the Compensation Committee, in March 2007. He served as Chairman of the Board of Trustees of Saint Louis University from December 2005 to May 2009. Mr. Beracha has served as Chairman of the Board of Trustees of the St. Louis Symphony since November 2013.

Executive Officer Experience	Mr. Beracha provides our board with significant management and strategic experience gained in the roles of chairman and chief executive officer of leading consumer industry companies.
Leadership, Operating and Corporate Governance Experience

Mr. Beracha's service as non-executive Chairman of the Board of Pepsi as well as various other director roles, provides our Board extensive leadership, governance, financial expertise, management and business development skills.

Branded Marketing Experience	Mr. Beracha's experience at Sara Lee and Anheuser-Busch offers our Board specialized knowledge of managing the development, integration and expansion of consumer brands.

Carolyn N. Everson (Class I)	Ms. Everson has served as a director of the Corporation and Hertz since May 2013. Ms. Everson is 42 years old.
Business Experience

Ms. Everson serves as Vice President of Global Marketing Solutions for Facebook, Inc. ("Facebook"), where she manages the global marketing solutions team focused on expanding advertising revenue and managing significant, strategic accounts. Before Facebook, Ms. Everson served as Corporate Vice President of Global Ad Sales and Strategy of Microsoft Corporation ("Microsoft") from 2010 to 2011. Previous to Microsoft, Ms. Everson held various advertising management positions at MTV Networks Company ("MTV") from 2004 to 2010, including serving as Executive Vice President and Chief Operating Officer of Ad Sales from 2008 to 2010. Prior to MTV, she served in roles of increasing responsibility with respect to business development and advertising at Primedia, Inc., Zagat Surveys LLC and Walt Disney Imagineering.

Marketing and Strategy Experience

Ms. Everson provides the Board with extensive experience and understanding of marketing and innovation strategies in her roles at Microsoft and Facebook, which are key areas for our Corporation's growth.

Media and Technology Expertise

Ms. Everson brings her special expertise in media and technology developed from her roles at two of the world's largest technology companies to support our continued efforts to develop and communicate our brand and product offerings.

International Business and Leadership Experience	Ms. Everson's experience in managing global advertising efforts for technology companies and her leadership experience provide our Board with specialized perspective and knowledge.

Hertz Global Holdings, Inc. 2014 Proxy Statement    17

CONTINUING DIRECTORS

Philippe P. Laffont (Class I)	Mr. Laffont has served as a director of the Corporation and Hertz since October 2013. Mr. Laffont is 46 years old.
Business Experience

Mr. Laffont is the Founder and Chief Investment Officer of Coatue Management ("Coatue"), an investment management firm founded in 1999. Prior to founding Coatue, Mr. Laffont worked at Tiger Management ("Tiger") as a research analyst from 1996 to 1999. Mr. Laffont began his career as an analyst in management consulting for McKinsey & Co. in Madrid, Spain, where he worked from 1992 to 1994, and then worked as an independent consultant until starting at Tiger.

Directorships and Other Experience

Mr. Laffont serves on the Advisory Board of the Robin Hood X Prize and is a Trustee of the New York Presbyterian Hospital. He is a founder and member of the Executive Board of the Dreamland Theater in Nantucket.

Finance and Management Experience	Mr. Laffont provides the Board with financial and management skills demonstrated as the Founder and Chief Investment Officer of Coatue and his role at Tiger.
Strategic and Risk Management Knowledge

Mr. Laffont provides the Board significant experience in the evaluation of strategic opportunities for both public and private companies and offers our Board perspectives on risk management with respect to our operations.

Global Technology Expertise	Mr. Laffont provides the Board with specialized expertise on matters related to the development and oversight of technology functions to help support our continued global expansion.

George W. Tamke (Class I)
Mr. Tamke has served as a director of the Corporation and Hertz since July 2006. Mr. Tamke served as the Chairman of the Board of Directors of the Corporation and Hertz from December 2005 until July 2006 and currently serves as our Independent Lead Director. Mr. Tamke is 66 years old.
Business Experience

Mr. Tamke joined Clayton, Dubilier & Rice, LLC ("CD&R") in 2000, and was eventually the Senior Operating Partner at CD&R through 2013. Prior to joining CD&R in 2000, he served as Vice Chairman and Co-Chief Executive Officer of Emerson Electric Co. ("Emerson"), a manufacturer of electrical and electronic equipment, where he managed the global expansion and diversification into non-traditional, higher-growth market segments. He played an active role in CD&R's investments in Kinko's, Inc. ("Kinko's"), where he was responsible for driving Kinko's transformation and growth into the corporate market, as well as holding the role of Kinko's Interim President and Chief Executive Officer from January 2001 to August 2001. He also served as President and Chief Operating Officer of Cullinet Software, Inc., and spent seventeen years at the IBM Corporation.

Directorships and Other Experience

Mr. Tamke has served as a director and Chairman of Culligan Ltd. since October 2004, where he focused the business overseas from both a marketing and sourcing perspective. Mr. Tamke was a director of Target Corporation from June 1999 to March 2010 and a director of Kinko's from January 2001 to February 2004, and its Chairman from August 2001 to February 2004. Mr. Tamke was a director and Chairman of ServiceMaster Global Holdings, Inc. from March 2007 to January 2010.

Executive Officer and Leadership Experience

Mr. Tamke provides the Board with leadership skills, significant management, strategic and operational experience through his roles of Co-Chief Executive Officer of Emerson and Chief Executive Officer of Kinko's, and as a director of multiple public and private companies.

Corporate Governance Experience

Mr. Tamke's experience as a director of Target Corporation, Culligan Ltd. and ServiceMaster Global Holdings, Inc. gives Mr. Tamke a deep understanding of our Board responsibilities, and positions him well to serve as the Independent Lead Director of the Corporation and Hertz.

Extensive Knowledge of the Corporation's Business and Industry	Mr. Tamke has demonstrated a comprehensive knowledge and understanding of the Corporation and our business through his leadership positions on our Board since 2006.

18    Hertz Global Holdings, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS: EXECUTIVE SUMMARY

Compensation Discussion and Analysis: Executive Summary

Executive Summary: Our Performance, Our Pay in 2013

2013 Financial Performance Highlights

For 2013, we reported financial results which improved on our outstanding 2012 results.

  •
  Record Revenues:  Worldwide revenues for fiscal 2013 were $10.8 billion, an increase of approximately 19.4% over the prior year's revenues.

  •
  EPS Increases 43.4%:  Full year 2013 net income was $346.2 million or $0.76 per share on a diluted basis, compared with a net income of $238.6 million or $0.53 per share on a diluted basis for 2012.

  •
  Common Stock Up 76%:  The price of our common stock increased approximately 76% during 2013, closing at $28.62 on December 31, 2013, up from the closing price of $16.27 on December 31, 2012.

2013 Business, Operational and Governance Highlights

  •
  Integrated Dollar Thrifty to Drive Synergies:  We continued our integration of the operations of Dollar Thrifty into our sourcing, operations and information technology infrastructure to drive overall synergies.

  •
  Expanded Firefly to Reach Value Consumers:  We expanded our Firefly brand, a deep value brand, in Europe and in the United States to complement our existing Hertz, Dollar and Thrifty brands.

  •
  Repurchased our Common Stock:  Our Board authorized the repurchase of $300 million of our common stock in November 2013.

  •
  Recruited New Directors with Diverse Skill Sets:  We added Debra J. Kelly-Ennis, Carolyn N. Everson and Philippe P. Laffont to our Board.

  •
  Eliminated Pledging and Hedging:  We eliminated pledging and hedging of our common stock by our officers and directors.

Hertz Global Holdings, Inc. 2014 Proxy Statement    19

COMPENSATION DISCUSSION AND ANALYSIS: EXECUTIVE SUMMARY

Our Compensation Philosophy and Design: How We "Pay For Performance"

Our Compensation Committee believes that:

  •
  awarding annual cash bonuses to our senior executives using a variety of annual financial and operational performance metrics drives short-term performance and enhances accountability without promoting undue risk;

  •
  our senior executives should focus on goals which promote our Corporation's overall performance and awarding equity on our overall financial performance helps us increase long-term stockholder value and retain executives;

  •
  salaries should reward and retain our senior executives, but not form a majority of their overall compensation; and

  •
  offering pension benefits and business-related perquisites helps retain and focus our senior executives.

Our Compensation Philosophy in Action: What We Paid in 2013

  •
  Annual Cash Bonus:  Due to our operating and financial performance in 2013, EICP awards were earned by our named executive officers in an amount that generally approximated the targets established by the Compensation Committee.

  •
  2012-2013 Corporate EBITDA Performance Stock Units:  As a result of our financial performance in 2012 and 2013 combined, our named executive officers increased the number of performance stock units earned from 95.1% to 98.4% for performance stock units granted in 2012.

  •
  2013-2014 Corporate EBITDA Performance Stock Units:  As a result of our financial performance in 2013, our named executive officers earned 66.0% of performance stock units granted in 2013.

  •
  2013 Corporate EBITDA Margin Performance Stock Units:  In addition to growth in Corporate EBITDA, our senior executives maintained Corporate EBITDA margins that were significantly higher than our 2012 Corporate EBITDA margins, which allowed our named executive officers to earn performance stock units based on this increase.

  •
  Salaries:  As part of our annual performance evaluations, we determined it was appropriate to increase all of our named executive officers' salaries (other than Mr. Kennedy, who was not an employee in 2012).

20    Hertz Global Holdings, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS: EXECUTIVE SUMMARY

Our Performance and Our Pay for the Chief Executive Officer in 2013

The following tables illustrate the general relationship between the performance of our Corporation, based on three of our performance metrics and the compensation of our CEO from 2011 to 2013. Corporate EBITDA is the central component of our long-term equity incentive program and adjusted pre-tax income and revenue are components of our EICP and impact the price of our common stock and ability to return capital to stockholders.

Financial Performance and CEO Pay

Note: CEO pay excludes Change in Pension Value and Non-Qualified Deferred Compensation Earnings as reported in the Summary Compensation Table. The components of CEO pay reflect the figures in the Summary Compensation Table and may not reflect realized compensation.

Our Commitment to Good Corporate Governance and Pay Practices:
What We Do and What We Don't Do

We pay for our Corporation's financial and operating performance	We don't have a high percentage of fixed compensation
We evaluate risk in light of our compensation programs	We don't grant time-vested stock to our senior executives without performance conditions
We use a variety of financial and operational metrics for our annual cash bonus program	We don't have employment contracts for our non-CEO officers
We use double-trigger provisions for our change in control agreements	We don't use the same performance metrics for short-term and long-term compensation
We prohibit pledging and hedging of our stock by our officers and directors	We don't use a peer group composed of companies significantly larger than ours
We use an independent compensation consultant	We don't re-price underwater options
We have a robust stock ownership policy	We don't use short-term vesting for stock awards
We maintain claw-back policies	We don't pay spot bonuses or guarantee bonuses to existing executives

Hertz Global Holdings, Inc. 2014 Proxy Statement    21

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Named Executive Officers

We refer to the following individuals as our "named executive officers":

  •
  Mark P. Frissora, who is our Chief Executive Officer ("CEO") and the Chairman of our Board;

  •
  Elyse Douglas, who was our former Chief Financial Officer ("CFO") until her resignation on October 1, 2013;

  •
  David J. Rosenberg, who was our interim CFO from October 1, 2013 to December 9, 2013;

  •
  Thomas C. Kennedy, who became our CFO on December 9, 2013 and is our CFO and Senior Executive Vice President;

  •
  Scott P. Sider, who is our Group President, Rent-A-Car Americas;

  •
  Michel Taride, who is our Group President, Rent-A-Car International; and

  •
  J. Jeffrey Zimmerman, who is our General Counsel, Executive Vice President and Secretary.

Determining What We Pay—Role of the Compensation Committee

The Compensation Committee reviews and establishes the compensation program for our senior executives. To assist it in doing so, the Compensation Committee has the authority to retain outside advisors as it deems appropriate. Since July 2008, the Compensation Committee has engaged Semler Brossy as its compensation consultant to provide advice and information. Semler Brossy's responsibilities include:

  •
  providing recommendations and criteria regarding our Survey Group (as defined below);

  •
  reviewing and advising on total executive compensation, including salaries, short- and long-term incentive programs and relevant performance goals;

  •
  advising on industry trends, important legislation and best practices in executive compensation;

  •
  advising on how to best align pay with performance and with our business needs; and

  •
  assisting the Compensation Committee with any other matters related to executive compensation arrangements, including senior executive employment agreements.

The Compensation Committee reviews our compensation programs in light of Semler Brossy's recommendations and adjusts compensation as the Compensation Committee sees fit. However, the decisions made by the Compensation Committee are the responsibility of the Compensation Committee, and may reflect factors other than the recommendations and information provided by Semler Brossy. Semler Brossy does not perform any services for the Corporation other than its role as advisor to the Compensation Committee. After taking into account Semler Brossy's (i) absence of significant relationships with management of the Corporation and the members of the Compensation Committee, (ii) internal policies and (iii) other relevant information provided, the Compensation Committee believes that Semler Brossy's work did not raise any conflicts of interest and Semler Brossy is independent.

In determining the appropriate levels of our compensation programs, our CEO provides input to the Compensation Committee on topics that he believes are important, such as the appropriate salary for senior executives (other than himself), performance criteria, numerical performance goals and appropriate target performance levels. As part of this process, our CEO obtains data from and has discussions with our Chief Human Resources Officer. Our CEO conducts performance reviews with respect to the other senior executives of the Corporation, the results of which may affect our senior executives' salaries and annual bonus levels. In addition, the Independent Lead Director, who is a member of the Compensation Committee, regularly discusses with the Chair of the Compensation Committee various aspects of the CEO's performance and his compensation. The Independent Lead Director also confers with other independent members of the Board and members of the Compensation Committee as part of the process of setting our CEO's compensation. Our Compensation Committee may give weight to our CEO's input in its discretion, but in all cases, the final determinations over compensation reside with the Compensation Committee or, if requested by the Board, in the case of our CEO, with the independent members of our Board.

22    Hertz Global Holdings, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Determining What We Pay—Elements of our Compensation Programs

Element	Type	How and Why We Pay It

Salary	Fixed Cash	• Paid throughout the year to attract and retain senior executives • Sets the baseline for bonus and retirement programs
Annual Cash Bonus	Performance-Based Cash

•

Paid annually in cash under the Senior Executive Bonus Plan to reward performance of the Corporation, business unit and individual

•

Aligns senior executives' interests with stockholders' interests, reinforces key strategic initiatives and encourages superior individual performance

Long-Term Equity	Performance-Based Equity

•

Granted annually, with vesting occurring in subsequent years based on meeting performance conditions

•

Aligns senior executives' interests with stockholders' interests and drives key performance goals

Retirement Benefits and Perquisites	Variable Other

•

Paid at retirement based on senior executives' salary, bonus and years of service to the Corporation

•

Limited perquisites for business purposes, including relocation expenses due to the relocation of our headquarters to Florida

•

Limited perquisites also designed to retain talent and improve efficiency

Compensation Elements—Pay Mix

We designed our compensation programs so that a significant portion of our senior executives' pay is in the form of performance-based cash and equity compensation. The charts below illustrate that, for our CEO, 80.9% of his total compensation is directly influenced by our Corporation's financial and operating performance and for the average of the other named executive officers, 70.1% of their compensation is directly influenced by our Corporation's financial and operating performance.

Note: CEO and NEO pay excludes Change in Pension Value and Non-Qualified Deferred Compensation Earnings as reported in the Summary Compensation Table. Only NEOs who were employed for the entire 2013 fiscal year are contained in the above chart.

Hertz Global Holdings, Inc. 2014 Proxy Statement    23

COMPENSATION DISCUSSION AND ANALYSIS

Determining What We Pay—Survey Group

When determining our compensation programs, we compare the compensation for our senior executives to the compensation of comparable positions at a group of companies (the "Survey Group"). The Compensation Committee selected the Survey Group in consultation with Semler Brossy. Because the number of our direct industry competitors in the global market is limited, we do not limit the Survey Group to our direct competitors, but also include similarly-sized companies that are in the consumer discretionary (excluding media companies), consumer staples and industrials (excluding capital goods companies) sectors. These industries were selected because successful companies within these industries frequently bear substantial similarities to the Corporation's business model, insofar as they (i) are asset-intensive, (ii) require frequent customer contact and (iii) involve the need to maintain favorable brand recognition. The companies in the Survey Group had annual revenues of approximately $5 to $20 billion, as compared to the Corporation's 2013 revenue of $10.8 billion. We include a relatively large number (45) of companies in the Survey Group, in part because we believe that doing so helps to reduce the influence of outliers. Of the 45 companies in the Survey Group, 43 were in the 2012 Survey Group. The following are the companies that comprised our Survey Group in 2013:

Avis Budget Group, Inc.
Big Lots, Inc.
BorgWarner Inc.
Carnival Corp.
Coca-Cola Enterprises Inc.
Colgate-Palmolive Co.
ConAgra Foods, Inc.
CSX Corp.
Dana Holding Corp.
Darden Restaurants, Inc.
Dean Foods Co.
Dollar Tree, Inc.
Estee Lauder Companies Inc.
Federal-Mogul Corp.
Gap Inc.
General Mills, Inc.
Hershey Co.
Hormel Foods Corp.
J.C. Penney Company, Inc.
J. M. Smucker Co.
Kellogg Co.
Kelly Services, Inc.
Kimberly-Clark Corp.
Kohl's Corp.
L Brands, Inc.
Marriott International, Inc.
Mattel, Inc.
Nordstrom, Inc.
Norfolk Southern Corp.
Office Depot, Inc.
PetSmart, Inc.
Pitney Bowes Inc.
R.R. Donnelley & Sons Co.
Royal Caribbean Cruises Ltd.
Ryder System, Inc.
Starbucks Corp.
Starwood Hotels & Resorts Worldwide, Inc.
TRW Automotive Holdings Corp.
Union Pacific Corp.
V. F. Corp
Visteon Corp.
Waste Management, Inc.
Whirlpool Corp.
Whole Foods Market, Inc.
YUM! Brands, Inc.

When making compensation decisions for our senior executives, our management and our Compensation Committee consider the compensation levels of the Survey Group, as well as industry factors, general business developments, corporate, business unit and individual performance and our overall "pay for performance" compensation philosophy. We typically review the salaries, annual bonus levels and long-term equity awards of our named executive officers and other senior executives every 12 months, and we periodically (but not on a set schedule) review the other elements of their compensation.

Determining What We Pay—Response to Advisory Vote on Executive Compensation

In 2013, our advisory vote on executive compensation was approved by the following vote:

For	Against	Abstain	Broker Non-Votes

289,054,380	65,150,151	959,764	17,201,438

This represented an 81% level of approval.

After reviewing the results of the 2013 vote, our Compensation Committee believes that the structure and features of our compensation program were consistent with our business strategy and pay for performance philosophy and elected to retain the features of the current program used to compensate our named executive officers.

24    Hertz Global Holdings, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Annual Cash Compensation

Salary

For the named executive officers, the Compensation Committee determines salary and any increases after reviewing individual performance, conducting internal compensation comparisons and reviewing compensation in the Survey Group. We also take into account other factors such as an individual's prior experience, total mix of job responsibilities versus market comparables and internal equity when setting base salaries for our senior executives. The Compensation Committee consults with our CEO (except as to his own compensation) regarding salary decisions for senior executives. We review salaries upon promotion or other changes in job responsibility.

As the result of our regular, cyclical review of salaries, the annual base salaries for our named executive officers were established for 2013 as set forth below.

Name	2012 Salary	2013 Salary	What We Took Into Consideration in Setting 2013 Salaries

Mr. Frissora	$1,345,000	$1,450,000	• Our 2012 overall strong operating results
			• Mr. Frissora's performance in managing the worldwide expansion of our car and equipment rental operations, including the acquisition and integration of Dollar Thrifty
Ms. Douglas	$590,000	$608,000	• Our 2012 overall strong operating results
			• Ms. Douglas' performance in managing our financial standing in 2012
Mr. Rosenberg	$306,010	$316,730	• Mr. Rosenberg's performance in his duties associated with Hertz International Ltd.
Mr. Kennedy(1)	N/A	$660,000	• Mr. Kennedy's appointment as Chief Financial Officer and Senior Executive Vice President of our Corporation
Mr. Sider	$600,000	$660,000	• The overall performance and growth of our Rent-A-Car Americas business unit in 2012
			• Mr. Sider's performance in managing our rental and leasing operations in the Americas and integrating Dollar Thrifty into our existing Hertz operations
Mr. Taride(2)	$574,105	$592,280	• The overall performance of our Rent-A-Car International business unit, in light of challenging European business conditions in 2012
			• Mr. Taride's performance in managing our worldwide expansion of our car rental operations
Mr. Zimmerman	$500,000	$520,000	• Mr. Zimmerman's exceptional performance in handling the acquisition and integration of Dollar Thrifty
			• Mr. Zimmerman's additional duties as Chief Compliance Officer and increased oversight of internal legal staff after the acquisition of Dollar Thrifty

(1)
Mr. Kennedy's salary paid during 2013 was pro-rated based on his December 9 start date.

(2)
For Mr. Taride, these amounts have been converted to U.S. dollars from pounds sterling at the 12-month average rate of 1.56323.

Hertz Global Holdings, Inc. 2014 Proxy Statement    25

COMPENSATION DISCUSSION AND ANALYSIS

Senior Executive Bonus Plan

Our named executive officers' compensation includes an annual cash bonus payable pursuant to the Hertz Global Holdings, Inc. Senior Executive Bonus Plan ("Senior Executive Bonus Plan"), which was approved by our stockholders at the 2010 annual meeting. Payments under the Senior Executive Bonus Plan are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the "Code"). Under the terms of the Senior Executive Bonus Plan, the maximum amount of a payment is limited to 1% of our earnings before interest, taxes, depreciation and amortization ("EBITDA") for a performance period for our CEO and 0.5% of our EBITDA for a performance period for other participants. Although our Compensation Committee exercises discretion to reduce annual incentives under the Senior Executive Bonus Plan, it may not increase the payments. When using its discretion to appropriately size annual incentives for 2013, our Compensation Committee took into account each named executive officer's performance under the Executive Incentive Compensation Plan ("EICP").

Annual Cash Incentive Program (EICP)

  How We Determined the 2013 EICP Awards

To determine the EICP awards, our Compensation Committee reviewed our performance against the established performance criteria, reviewed individual performance and approved the EICP award payments for the named executive officers (other than the CEO), and recommended to the Board for approval the CEO's award payment. To arrive at the annual award, the Target Award was multiplied by modifiers noted in the table below:

(1)
The Corporate Performance Modifier is designed to reward our Corporation's overall financial performance and is based on the weighted average of our Corporation's adjusted pre-tax income, EVA® (a registered trademark of Stern Stewart and Co.) and revenue.

(2)
The Business Unit Modifier is designed to reward the performance of individual business units and for corporate employees, the weighted average of each individual business unit's performance.

(3)
The Individual Performance Modifier is designed to reward the individual performance of our senior executives.

  Target Awards for 2013

The Target Award for 2013 was a percentage of the named executive officer's 2013 salary. In general, the Compensation Committee considers the experience, responsibilities, title and historical performance of each particular senior executive when determining Target Awards.

26    Hertz Global Holdings, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Each named executive officer's 2013 Target Award as a percentage of base salary as of December 31, 2013 were as follows:

Named Executive Officer	Target Award as a % of Salary	Salary as of December 31, 2013	Target Award

Mr. Frissora	160%	$1,450,000	$2,320,000
Ms. Douglas	80%	$ 608,000	$ 486,400
Mr. Rosenberg	45%	$ 316,730	$ 142,529
Mr. Kennedy(1)	85%	$ 660,000	$ 46,750
Mr. Sider	85%	$ 660,000	$ 561,000
Mr. Taride(2)	80%	$ 592,280	$ 473,824
Mr. Zimmerman	75%	$ 520,000	$ 390,000

(1)
For Mr. Kennedy, the Compensation Committee pro-rated his Target Award at 1/12th of his Target Award as a percentage of salary as of December 31, 2013 due to his December date of hire.

(2)
For Mr. Taride, these amounts have been converted to U.S. dollars from pounds sterling at the 12-month average rate of 1.56323.

  Corporate Performance Modifier for 2013

The chart below summarizes the financial performance elements of the 2013 Corporate Performance Modifier. The financial performance elements are the same as those used in the 2012 Corporate Performance Modifier.

Corporate Performance Modifier—Financial Performance Element Summary
Criteria	Weight	GAAP?	What It Is	Why We Use It
Adjusted Pre-Tax Income (API)	40%	No
			Equal to our income before purchase accounting charges, non-cash interest items, income taxes, minority interest, restructuring expenses, significant one-time items and non-cash "mark-to-market" income and expense	Adjusted pre-tax income allows management to assess the operational performance of our business, exclusive of the items previously mentioned that do not reflect our operating performance
EVA®	40%	No	Net operating profit after taxes less a capital charge	EVA® and EVA® improvement represent the value created after all costs, including cost of capital, are met and is correlated with strong stockholder returns
Revenue	20%	Yes	Our Corporation's revenue	Revenue is a strong indicator of how our Corporation is performing overall

The Compensation Committee set goals for each of adjusted pre-tax income, EVA® and revenue. The Compensation Committee then measured our Corporation's performance against each of the goals to determine a modifier for each financial performance element and an overall Corporate Performance Modifier. The target level was based upon our business plan, in the case of adjusted pre-tax income and revenue, and expected economic growth in the case of EVA®.

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COMPENSATION DISCUSSION AND ANALYSIS

  Calculation of the Corporate Performance Modifier—Targets and Results

The following were the fiscal 2013 financial performance criteria targets set by the Compensation Committee and our disclosed actual performance as compared to such targets (dollars in millions):

2013 Corporate Performance Modifier

	API (40% Weight)	Revenue (20% Weight)	EVA®(1) (40% Weight)

Threshold(2)	$1,076.3	$10,205.0	$(108.5)
Target = 100% Multiplier	$1,195.9	$10,742.1	$ 76.5
High Performance Level(3)	$1,375.3	$11,547.8	$ 261.5
Actual Results	$1,153.2	$10,771.9	$ 51.0
Payout Factor	85.8%	102.2%	86.2%
Corporate Performance Modifier		89.2%

(1)
The EVA® figures in the above table represent, for threshold a decrease of EVA® by $108.5 million, for target an improvement of EVA® by $76.5 million and for the high performance level an improvement of EVA® by $261.5 million.

(2)
Any adjusted pre-tax income or revenue results that equal the threshold receive a 60% multiplier. Any EVA® results that equal the threshold receive a 0% multiplier.

(3)
Any adjusted pre-tax income or revenue results that equal the high performance level receive a 160% multiplier. Any EVA® results that equal the high performance level receive a 200% multiplier.

For financial performance criteria, linear interpolation was used to determine the multiplier for results that were between the threshold and target and target and high performance level. However, for adjusted pre-tax income and revenue, if our performance had exceeded the high performance level, then the slope of the payout curve above the high performance level would have been half of the slope of the payout curve between the threshold and high performance level, and for EVA®, if our performance level had exceeded the high performance level, the slope of the payout curve above the high performance level would have been equal to the slope of the curve between the threshold and high performance level.

We disclosed our actual adjusted pre-tax income, as well as detailed reconciliations of this non-GAAP measure, in our quarterly earnings releases.

We calculate EVA® as follows:

EVA®= Net operating profit after taxes(1)	less	A capital charge (the product of our cost of capital and the amount of capital employed in our business)(2)

(1)
We determine net operating profit after taxes as adjusted pre-tax income plus purchase accounting, but we exclude non-fleet interest and the finance portion of our pension expense. In order to account for taxes, we multiply this amount by .65, which is 1 minus the marginal tax rate of 35%.

(2)
In order to determine the capital charge, we multiply our cost of capital by an amount equal to (i) average equity, plus (ii) average non-fleet debt, plus (iii) average deferred taxes, plus (iv) the adjustments set forth in the following paragraph.

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COMPENSATION DISCUSSION AND ANALYSIS

For 2013, when calculating the capital charge figure:

  •
  our cost of capital was 10.2%;

  •
  non-fleet debt equaled our average "Corporate Debt" as defined in our periodic reports on Forms 10-Q and 10-K less 73.5% of the net book value of Hertz Equipment Rental Corporation rental fleet (this figure we deemed to be covered by fleet debt for our EVA® calculation); and

  •
  we took the following special adjustments into account:

  •
  adjustments between pre-tax income and adjusted pre-tax income with the exception of non-cash interest and purchase accounting were capitalized and multiplied by 1 minus our marginal tax rate of 35%;

  •
  any difference between cash operating taxes (taxes paid plus the tax benefit from the interest expense associated with corporate debt plus taxes saved (paid) due to non-recurring losses (gains)) and economic taxes (adjusted pre-tax income, plus purchase accounting, excluding non-fleet interest and the finance portion of our pension expense plus purchase accounting, multiplied by our marginal tax rate of 35%); and

  •
  adjustments to normalize short-term fluctuations in capital related to acquisitions and divestitures.

  Business Unit Modifier for 2013

Based upon management's recommendation, our Compensation Committee determined that it was important to continue to incentivize our senior executives to achieve strategic initiatives for our Hertz Rent-A-Car Americas, Hertz Rent-A-Car International and Hertz Equipment Rental business units for 2013. The business units used in the EICP differ slightly from the reporting segments the Corporation uses for its financial statements because (i) the accounting guidance used for segment reporting purposes does not preclude the Corporation from defining its business units for executive compensation matters and (ii) the Compensation Committee desires to use business units which reflect the overall geographic and functional roles the relevant executive officers are responsible for. Senior executives reporting to a specific business unit had their EICP awards adjusted by the Business Unit Modifier relating to that business unit. Senior executives in our corporate centers had their EICP awards adjusted by a weighted average of the Business Unit Modifiers, as follows: Hertz Rent-A-Car Americas: 50%, Hertz Rent-A-Car International: 25% and Hertz Equipment Rental: 25%. For 2013, the Compensation Committee determined a target for each strategic objective and then measured the 2013 results against the target to determine an overall performance figure. The Compensation Committee then used its discretion to adjust the final payout relative to the target in order to adjust for uncertainties following the acquisition and subsequent integration of Dollar Thrifty.

For 2013, the Compensation Committee determined the Business Unit Modifiers using the strategic goals set forth below, each of which was weighted at 100% of the overall respective business unit score.

Hertz Rent-A-Car Americas
Strategic Goal	Target	Result	Total Modifier

Dollar Thrifty Integration	$80 Million of Cost Synergies	$141.4 Million	125%(1)

(1)
The actual achievement of $141.4 million is 177% of the target. The Compensation Committee considered the performance relative to the target and set the modifier at 125%.

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COMPENSATION DISCUSSION AND ANALYSIS

Hertz Rent-A-Car International
Strategic Goal	Target	Result	Total Modifier

Dollar Thrifty Integration	$20 Million of Revenue Synergies	$21.0 Million	102.5%(1)

(1)
The actual achievement of $21.0 million is 105% of the target. The Compensation Committee considered the performance relative to the target and set the modifier at 102.5%.

For the Hertz Equipment Rental business unit, the strategic goals approved by our Compensation Committee were: dollar utilization, fleet efficiencies and employee satisfaction. Each strategic goal was weighted at 33 1/3% of the overall score.

For 2013, the Compensation Committee determined that, pursuant to the payout guidelines described above, the Business Unit Modifier for Hertz Equipment Rental was as follows:

Hertz Equipment Rental
Strategic Goal	Target	Result	Modifier

Dollar Utilization(1)	38.0%	36.85%	77.9%
Fleet Efficiencies(2)	+5.0%	+12.3%	125%
Employee Satisfaction(3)	+0.05	+0.21	125%
Total Modifier		109.3%

(1)
Dollar utilization was measured as our annualized rental revenue divided by the original equipment cost of our equipment rental fleet relative to our business plan.

(2)
Fleet efficiencies was measured as the improvement in fleet unavailable for rent, which is determined by comparing the fleet that cannot be rented due to factors under our general control to our total equipment fleet. This metric is improved by reducing the amount of time that our fleet is unavailable for rent.

(3)
Employee satisfaction was measured through an employee pulse survey score.

The Corporate-weighted Business Unit Modifier used for our senior executives who do not report to a specific business unit was determined as follows:

Business Unit	Business Unit Modifier	Weight for Corporate Business Unit Modifier

Hertz Rent-A-Car Americas	125%	50%
Hertz Rent-A-Car International	102.5%	25%
Hertz Equipment Rental	109.3%	25%
Corporate (Weighted Average)	115.5%	N/A

Below is a chart that indicates, for each named executive officer, (i) the specific business unit to which each named executive officer reports, or in the case of the corporate center executives, the Corporate- weighted

30    Hertz Global Holdings, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

average of all of the business units, and (ii) the Business Unit Modifier for the business unit or Corporate-weighted average as set forth above.

Named Executive Officer	Business Unit	Business Unit Modifier

Mr. Frissora	Corporate-weighted average of business units	115.5%
Ms. Douglas	Corporate-weighted average of business units	115.5%
Mr. Rosenberg(1)	Corporate-weighted average of business units	104.1%
Mr. Kennedy	Corporate-weighted average of business units	115.5%
Mr. Sider	Hertz Rent-A-Car Americas	125%
Mr. Taride	Hertz Rent-A-Car International	102.5%
Mr. Zimmerman	Corporate-weighted average of business units	115.5%

(1)
Mr. Rosenberg's Business Unit Modifier was adjusted for his position at, and for the period he worked for, Hertz International Ltd., which is part of our Hertz Rent-A-Car International business unit.

  Individual Performance Modifier for 2013

Annually, each named executive officer's performance (other than Mr. Frissora) is subjectively evaluated by Mr. Frissora using performance factors established earlier in the year by Mr. Frissora in consultation with each named executive officer. In early 2014, Mr. Frissora recommended to the Compensation Committee for its approval an Individual Performance Modifier for each of our named executive officers based on this evaluation. Our Board provided the Compensation Committee with a subjective evaluation of Mr. Frissora's performance after reviewing Mr. Frissora's self-assessment (facilitated by our Independent Lead Director) and the Compensation Committee approved his Individual Performance Modifier and reported its findings to the Board. The Compensation Committee used its discretion in approving the Individual Performance Modifier, placing primary emphasis on Mr. Frissora's individual review of our named executive officers and the Board's review of Mr. Frissora.

  2013 Senior Executive Bonus Plan Payouts

The chart below shows how each named executive officer's 2013 Senior Executive Bonus Plan award was calculated:

Named Executive Officer	Target Award		Corporate Performance Modifier		Business Unit Modifier		Individual Performance Modifier		Payout

Mr. Frissora	$2,320,000		89.2%		115.5%		115%		$2,748,734
Ms. Douglas	$ 486,400		89.2%		115.5%		100%		$ 501,118
Mr. Rosenberg	$ 142,529		89.2%		104.1%		100%		$ 132,306
Mr. Kennedy(1)	$ 46,750	X	89.2%	X	115.5%	X	100%	=	$ 48,165
Mr. Sider	$ 561,000		89.2%		125%		70%		$ 437,861
Mr. Taride(2)	$ 473,824		89.2%		102.5%		115%		$ 498,200
Mr. Zimmerman	$ 390,000		89.2%		115.5%		115%		$ 462,072

(1)
For Mr. Kennedy, the Compensation Committee pro-rated his Target Award at 1/12th of his Target Award as a percentage of salary as of December 31, 2013 due to his December date of hire.

(2)
For Mr. Taride, these amounts have been converted to U.S. dollars from pounds sterling at the 12-month average rate of 1.56323.

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COMPENSATION DISCUSSION AND ANALYSIS

  2014 Annual Cash Incentives (EICP)

During 2013, our Compensation Committee evaluated our EICP for potential improvements. Based on management's evaluation and recommendations, and Semler Brossy's subsequent input, our Compensation Committee determined that performance targets for 2014 should continue to emphasize our Corporation's financial and operating results to ensure strong alignment of management's interests with stockholders' interests. For 2014, the EICP will use the same general structure as in 2013, with (i) adjusted pre-tax income, return on invested capital and revenue as the Corporate Performance Modifier elements, (ii) Business Unit Modifiers which reflect the goals of each particular business unit for 2014 and (iii) an individual component to encourage superior individual performance.

Long-Term Equity Incentives

Long-term equity incentive compensation comprises a significant part of our total compensation for senior executives and in 2013 was awarded under the 2008 Omnibus Plan. Under the 2008 Omnibus Plan, the Compensation Committee has the flexibility to make equity awards, including time- and performance-based awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock units and deferred stock units. The plan also permits us to settle awards in shares or cash. 15,609,139 shares of stock are available for awards under the 2008 Omnibus Plan as of April 7, 2014.

  Summary of 2013 Award Structure

In 2013, the Compensation Committee reassessed the structure of equity grants used in the Corporation's Long-Term Equity Incentive Plan ("LTIP"). Specifically, the Compensation Committee reviewed the use and mix of performance stock units as well as the performance factors used in the performance stock units, and considered whether any changes were required, including as a result of the acquisition of Dollar Thrifty. After considering award alternatives and in consultation with Semler Brossy, the Compensation Committee made the following changes, summarized below.

Summary of Changes to 2013 Long-Term Equity Incentives
2012 LTIP Structure	2013 LTIP Structure	Why We Made Changes

60% Corporate EBITDA Performance Stock Units	70% Corporate EBITDA Performance Stock Units	After reviewing the Corporation's experience with the percentage of awards based on Corporate EBITDA in 2012, the Compensation Committee believed increasing the weighting of such units from 60% to 70% would result in appropriate focus on stockholder returns relative to compensation paid
40% Price-Vested Stock Units	30% Corporate EBITDA Margin Performance Stock Units
The Compensation Committee largely replaced price-vested stock units with performance stock units which would vest based on the Corporation's Corporate EBITDA margin. The Compensation Committee believes they would provide, along with the 70% allocation of performance stock units discussed above, appropriate focus on the efficiency of our Corporate EBITDA goals

In general, the Compensation Committee considers the experience, responsibilities, title and historical performance of each particular senior executive as well as internal equity considerations when determining grants of long-term equity awards.

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COMPENSATION DISCUSSION AND ANALYSIS

  Granting Performance Stock Units

In February 2013, we granted performance stock units to our named executive officers as part of their annual long-term equity incentive award. Performance stock units represent the right to receive a share of our common stock if certain performance goals are achieved and time periods have passed. The Compensation Committee determined that awarding long-term equity incentive awards comprised of 70% performance stock units based on Corporate EBITDA and 30% based on Corporate EBITDA margin was appropriate because performance stock units directly encourage our senior executives to improve and enhance our financial performance, while helping retain their services through the vesting period. In general, earning performance stock units requires continued employment.

  Corporate EBITDA Performance Stock Units

          Performance Goal

The Compensation Committee selected Corporate EBITDA as the performance goal for 70% of the performance stock units granted in 2013. The Compensation Committee chose Corporate EBITDA as a performance metric because it is one of the primary metrics we use to facilitate our analysis of investment decisions, profitability and performance trends. Corporate EBITDA means "EBITDA" as that term is defined under Hertz's senior credit facilities, which is generally consolidated net income before net interest expense (other than interest expense relating to certain car rental fleet financing), consolidated income taxes, consolidated depreciation (other than depreciation related to the car rental fleet) and amortization and before certain other items, in each case as more fully defined in the agreements governing Hertz's senior credit facilities. We disclosed our Corporate EBITDA, as well as detailed reconciliations of this non-GAAP measure, in our quarterly earnings releases.

  Corporate EBITDA Performance Stock Awards and Long-Term Performance

In 2013, the Compensation Committee reaffirmed its long-term equity incentive award design by continuing to use performance goals based on Corporate EBITDA over a multi-year period. For purposes of the performance stock awards, management recommended, and the Compensation Committee approved, two goals. The first goal has baseline business targets for 2013 and combined 2013-2014 (the "Strategic Plan"). The second goal is a stretch plan with more difficult business targets for 2013 and combined 2013-2014 (the "Stretch Plan") to drive increased performance with a corresponding higher payout factor.

2013 Performance Period—Heightened Goals with Lock-In Feature:    To earn target (100%) or maximum (150%) awards for 2013, the senior executives need to meet Corporate EBITDA targets that exceed the 2013 Strategic Plan. Achieving 100% of the Strategic Plan will only result in an 80% payout. Based on 2013 results, the senior executives will be eligible to earn, or "lock-in" the 2013 payout factor, but would have a chance to improve upon their payout factor through meeting 2013-2014 Corporate EBITDA performance goals.

2013-2014 Performance Period—Driving Two-Year Performance:    To account for the heightened difficulty in achieving the 2013 targets, the plan uses combined 2013-2014 Corporate EBITDA goals to encourage our senior executives to increase our financial performance and therefore the amount of performance stock units earned. For 2013-2014, to earn target (100%) awards, the senior executives must achieve 100% of the combined 2013-2014 Strategic Plan. To earn the maximum awards, the senior executives must achieve 100% of the combined 2013-2014 Stretch Plan. Accordingly, if the senior executives did not reach the maximum Corporate EBITDA goals in 2013, they would still have the opportunity to earn additional awards by achieving results in 2014 that provide for combined 2013 and 2014 performance in excess of the 2013 results, subject to the maximum awards. As a result, the senior executives are incentivized to drive both the 2013 Corporate

Hertz Global Holdings, Inc. 2014 Proxy Statement    33

COMPENSATION DISCUSSION AND ANALYSIS

EBITDA results and the combined 2013-2014 Corporate EBITDA results. The below chart summarizes the structure.

Performance Stock Awards Structure
Performance Period	Threshold (50% Payout)	Intermediate (80% Payout)	Target (100% Payout)	Maximum (150% payout)	How Design Reflects Performance
2013	90% of the 2013 Strategic Plan	100% of the 2013 Strategic Plan	100% of the 2013 Stretch Plan	125% of the 2013 Strategic Plan	Goals in 2013 reflect higher performance targets set forth in the Strategic Plan, promoting superior performance
2013-2014 Combined	90% of the 2013-2014 Strategic Plan	96% of the 2013-2014 Strategic Plan	100% of the 2013-2014 Strategic Plan	100% of the 2013-2014 Stretch Plan	Combined goals are derived from our Strategic Plan and promote combined performance above 2013 levels

The amount of performance stock units eligible to vest varies based upon actual performance as follows:

Performance vs. Payout Matrix—PSUs

	2013 Corporate EBITDA	2013-2014 Corporate EBITDA	Payout

Threshold	$1,929.4 million	$4,048.9 million	50% payout (no payout below threshold)
Intermediate	$2,143.8 million	$4,318.8 million	80% payout
Target	$2,259.0 million	$4,498.8 million	100% payout
Maximum	$2,679.8 million	$4,724.0 million	150% payout

With respect to each of 2013 results and combined 2013-2014 results, straight line interpolation is used to determine the payout for Corporate EBITDA results that are between the various levels.

Actual Corporate EBITDA for 2013 was $2,043.7 million, resulting in the named executive officers becoming eligible to receive 66.0% of the performance stock units eligible to be earned for 2013. Unless the senior executives improve upon 66.0% Corporate EBITDA performance for the combined 2013-2014 performance period, they will only be eligible to earn this payout.

Of this 66.0% payout, 33 1/3% of the performance stock units earned in 2013 vested when the Compensation Committee certified 2013 performance for the named executive officers. 33 1/3% of the performance stock units (subject to increase if combined 2013-2014 performance exceeds the 2013 performance) are scheduled to vest on the respective second and third anniversaries of the grant date if the named executive officer is still an employee on each of these dates. Each senior executive may earn more than the 66.0% award level if Corporate EBIDTA achieves a performance level exceeding 66.0% as measured under the 2013-2014 performance plan.

Corporate EBITDA Margin Performance Stock Units

  Performance Goal

In 2013, the Compensation Committee, as part of its assessment of the Corporation's long-term equity compensation programs, replaced price-vested stock units, which were granted in 2012, with performance stock units based on Corporate EBITDA margin. As noted in "—Long-Term Equity Incentives", the Compensation Committee assessed the overall mix of equity awards and believed that (i) awarding 30% of the total

34    Hertz Global Holdings, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

performance stock units to be based on Corporate EBITDA margin would provide appropriate incentives to promote our Corporation's performance and enhance retention of our senior executives and (ii) the use of Corporate EBITDA margin would provide incentives to our senior executives to increase the Corporation's Corporate EBITDA (which forms the other 70% portion of our Corporation's equity awards) in a responsible and sustainable way.

To earn Corporate EBITDA margin performance stock units, the senior executives must achieve a Corporate EBITDA margin level which is at least 75% of the Corporate EBITDA margin level in 2012. Corporate EBITDA margin is calculated as the ratio of Corporate EBITDA to total revenues. The Compensation Committee selected this goal in order to preserve a minimum level of financial performance while encouraging the overall increase in Corporate EBITDA.

Based on the Corporate EBITDA margins in 2012, the senior executives must achieve a Corporate EBITDA margin equal to or exceeding 13.6% in 2013 to earn these performance stock units. If the Corporate EBITDA margin for 2013 equals or exceeds 13.6%, then the senior executives are eligible to earn the entire award. If the Corporate EBITDA margin for 2013 does not equal or exceed 13.6%, then the senior executives will not earn any of the award. The Compensation Committee believes that this "all or nothing" framework reinforces our pay for performance compensation philosophy and provides appropriate incentives in light of the form and amount of the other equity awards granted in 2013.

In the Spring of 2013, the Compensation Committee granted all of our senior executives Corporate EBITDA margin performance stock units which vest 33 1/3% each year in 2014, 2015 and 2016. The performance conditions and vesting schedule is further summarized in the table below.

Corporate EBITDA Margin Performance Stock Unit Payout Matrix—3-Year Awards

Corporate EBITDA Margin	Percentage of Award Earned	Vesting Schedule

13.6% or More	100% of Award	33 1/3% in 2014, 2015 and 2016
Less than 13.6%	0% of Award	N/A

In addition, in the Spring of 2013, the Compensation Committee granted a select number of our senior executives, including several of our named executive officers, additional performance stock units based on Corporate EBITDA margin in order to reward such senior executives for their roles in consummating the Dollar Thrifty transaction. These Corporate EBITDA margin performance stock units are identical in every respect to the awards described above, except that these awards vest 50% in 2014 and 50% in 2015. The performance conditions and vesting schedule is further summarized in the table below.

Corporate EBITDA Margin Performance Stock Unit Payout Matrix—Dollar Thrifty Awards

Corporate EBITDA Margin	Percentage of Award Earned	Vesting Schedule

13.6% or More	100% of Award	50% in 2014 and 50% in 2015
Less than 13.6%	0% of Award	N/A

All of these awards are summarized in the "2013 Grants of Plan-Based Awards" table.

  Corporate EBITDA Margin Results

Actual Corporate EBITDA margin for 2013 was 19.0%, resulting in the named executive officers earning the entire amount of Corporate EBITDA margin performance stock units.

Hertz Global Holdings, Inc. 2014 Proxy Statement    35

COMPENSATION DISCUSSION AND ANALYSIS

  Equity Grants in 2012—Performance Results for 2012-2013 Combined Corporate EBITDA

In 2012, the former CN&G Committee made grants of performance stock units which would be awarded based on 2012 Corporate EBITDA results and combined 2012-2013 Corporate EBITDA results. Actual Corporate EBITDA for 2012 was $1,635.6 million, resulting in the named executive officers becoming eligible to receive 95.1% of the performance stock units eligible to be earned for 2012. However, depending on combined 2012-2013 Corporate EBITDA, our senior executives were eligible to earn more than the 95.1% award level if combined Corporate EBITDA exceeded the 95.1% level for 2012-2013 combined.

For combined 2012-2013 Corporate EBITDA, as a result of the acquisition of Dollar Thrifty and divestiture of Advantage, the Compensation Committee was required to modify the performance targets and results. After consideration of the impact of the business combinations, in February of 2013, the Compensation Committee used its discretion to increase the targets for the combined 2012-2013 Corporate EBITDA targets. The Compensation Committee added the results for Dollar Thrifty from the date of the acquisition (November 19, 2012) and did not include the results from the divestiture of Advantage.

The amount of performance stock units eligible to vest would vary based upon actual performance, as adjusted for the acquisition of Dollar Thrifty and divestiture of Advantage, as follows:

Performance vs. Payout Matrix—PSUs

	2012-2013 Corporate EBITDA	Payout

Threshold	$3,313.7 million	50% payout (no payout below threshold)
Intermediate	$3,534.6 million	80% payout
Target	$3,681.9 million	100% payout
Maximum	$3,911.1 million	150% payout

With respect to combined 2012-2013 results, straight line interpolation is used to determine the payout for Corporate EBITDA results that are between the various levels.

Actual Corporate EBITDA for 2012-2013 was $3,670.2 million, resulting in the named executive officers becoming eligible to receive 98.4% of the performance stock units eligible to be earned for combined 2012-2013.

Of this amount, 33 1/3% of the award earned in 2012 vested on the first anniversary of the grant date. On the second anniversary of the grant date, because the named executive officers' performance exceeded 95.1% for the combined 2012-2013 performance period, additional shares vested to reflect the improved performance in addition to the 33 1/3% of award that was due to vest. 2/3 of the additional shares vested on the second anniversary of the grant and 1/3 will vest on the third anniversary of grant. The remaining shares will vest on the third anniversary of grant.

  2014 Long-Term Equity Awards

In November 2013, the Compensation Committee reviewed the structure and balance of equity grants used in the Corporation's Long-Term Equity Incentive Plan. After consideration of various award alternatives and in consultation with Semler Brossy, the Compensation Committee determined to continue the same award structure in 2014 as in 2013.

36    Hertz Global Holdings, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Policies On Timing of Equity Awards

It is our general practice not to issue equity awards with a grant date that occurs during regularly scheduled blackout periods. It is also our policy not to determine the exercise price or the number of equity awards to be granted based on market conditions prior to the date on which such equity awards were granted.

Other Compensation Elements

Retirement Benefits

We maintain retirement and savings plans for employees. Two of these plans are tax-qualified and are broadly available to all of our employees. In addition, we maintain three non-qualified, unfunded pension plans for certain of our U.S.-based senior executives, including our named executive officers. These three plans are The Hertz Corporation Supplemental Retirement and Savings Plan, or "SERP" (which no named executive officer participates in), The Hertz Corporation Benefit Equalization Plan, or "BEP," and The Hertz Corporation Supplemental Executive Retirement Plan, or "SERP II." We believe these plans promote retention of our key senior executives and other participants by providing a reasonable level of retirement income reflecting their careers with us. We believe such plans are customary in the industries in which we operate, although we did not in 2013 conduct a formal review of the comparability of the terms of these plans with our Survey Group. We generally have not considered these benefits when setting base salary and annual bonus amounts. The material terms of these plans are summarized below under "—Pension Benefits."

We also maintain a post-retirement assigned car benefit plan under which we provide certain senior executives who, at the time of retirement, are at least 58 years old and have been an employee of the Corporation for at least 20 years, with a car from our fleet and insurance on the car for the participant's benefit. The assigned car benefit is available for 15 years post-retirement or until the participant reaches the age of 80, whichever occurs last. As of December 31, 2013, Mr. Frissora had satisfied the minimum age, but not the minimum service requirement, Messrs. Taride and Sider had satisfied the minimum service, but not the minimum age requirement and Messrs. Kennedy and Zimmerman had satisfied neither the minimum service nor the minimum age requirement. Ms. Douglas did not qualify for this benefit at the time of her separation.

Perquisite Policy

We provide perquisites and other personal benefits to our named executive officers that we and our Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The named executive officers are provided use of company- or third-party manufacturer-provided cars, financial planning and tax preparation assistance, annual physicals and, in the case of Mr. Frissora, a country club membership. In addition, our CEO, for security purposes, uses corporate aircraft for personal and business related air travel and is provided with the services of a driver employed by us. Attributed costs of these personal benefits for the named executive officers for the fiscal year ended December 31, 2013 are included in the "All Other Compensation" column of the Summary Compensation Table. The Compensation Committee periodically reviews our perquisite policies as required. We generally have not considered these perquisites when setting base salary and annual bonus amounts.

We also maintain a relocation policy that provides for the payment of relocation expenses in certain instances, including the relocation of our senior executives to Florida as part of the relocation of our global headquarters from New Jersey to Florida.

We use corporate aircraft for the purpose of encouraging and facilitating business travel by our senior executives (primarily our CEO) and directors, generally for travel in the United States and, less frequently,

Hertz Global Holdings, Inc. 2014 Proxy Statement    37

COMPENSATION DISCUSSION AND ANALYSIS

internationally. Under our aircraft policy, our CEO uses our aircraft for travel. We believe that this policy provides several business benefits to us. Our policy is intended to facilitate our CEO's access to our locations around the world and maximize his time available for our business. In addition, our policy is intended to ensure the personal safety of our CEO, who maintains a significant public role as the leader of our Corporation. Our Compensation Committee regularly reviews aircraft usage by the named executive officers and the expenses associated with such usage.

Corporate Headquarters Relocation

In 2013, we announced that we planned to move our corporate headquarters from Park Ridge, New Jersey to Estero, Florida over a two-year period. In furtherance of our goal of retaining our experienced employees, we adopted a relocation program for all of our employees agreeing to relocate to Florida from New Jersey.

The relocation program, which we developed with an experienced, third-party provider of relocation services, provides logistical, financial and administrative support for our employees and their family members during this transition period. We believe that the relocation program is consistent with other programs at similarly-situated companies and includes relocation expense allowances, home/rental finding trips and moving and storage fees for all employees. In addition, we are providing career assistance and counseling for employees who decide not to relocate to Florida. The relocation program includes, with respect to senior executives, renter/home sale assistance, financial assistance for home sale losses, reasonable and customary expense reimbursement on new home closing costs and reimbursement for the final move to Florida. To alleviate the tax burden to our employees, we are providing tax assistance to affected employees participating in the relocation program. The relocation program provides that all employees must reimburse us for 100% of all of the assistance described above if the employee voluntarily departs within one year after relocation. In addition, for members of our management, they must reimburse us for 50% of the assistance under the relocation program if they voluntarily depart between one and two years after relocation.

We believe that the relocation program is critical to our goal of maintaining our role as of one of the world's leading car and equipment rental companies. For more information about the relocation policy for our named executive officers, see "2013 Summary Compensation Table—All Other Compensation" and "Certain Relationships and Related Party Transactions" below.

Employment and Severance Arrangements

We have entered into change in control agreements ("Change in Control Agreements") and a severance plan covering all of our named executive officers, other than Mr. Frissora, whose employment agreement covers these issues, and Mr. Rosenberg, who is not party to a Change in Control Agreement. When we entered into these arrangements, we received advice from our compensation consultant at that time, Frederic W. Cook & Co., Inc., as to market practices for these arrangements. In adopting these arrangements, it was our intention to provide our senior executives with severance arrangements that they would view as appropriate in light of their existing arrangements, while at the same time considering the terms of arrangements provided by our peer companies.

These arrangements consist of (i) individual Change in Control Agreements with Messrs. Kennedy, Sider, Taride and Zimmerman and Ms. Douglas, and (ii) a severance plan (the "Severance Plan for Senior Executives"). Prior to entering into these arrangements, Mr. Taride had been party to change in control agreements with Hertz and Ford. The purpose of the individual Change in Control Agreements is to provide payments and benefits to the covered executives in the event of certain qualifying terminations of their employment following a change in control of us, and the purpose of the Severance Plan for Senior Executives is to provide payments and benefits to the covered executives in the event of certain other qualifying terminations of their employment. The terms of

38    Hertz Global Holdings, Inc. 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

the Change in Control Agreements and Severance Plan for Senior Executives are described in "Employment and Change in Control Agreements."

Stock Ownership Guidelines and Hedging Policy

Stock Ownership Guidelines

In May 2010, our Board adopted stock ownership guidelines for our senior executives and non-employee directors. The guidelines establish the following target ownership levels:

  •
  Equity equal to five times base salary for our CEO;

  •
  Equity equal to three times base salary for our CFO and business unit heads;

  •
  Equity equal to one times base salary for our other senior executives; and

  •
  Equity equal to three times annual cash retainer for non-employee directors.

Senior executives and non-employee directors have five years to reach the target ownership levels. Senior executives subject to the guidelines are permitted to count towards the target ownership levels shares owned outright or in trust, shares owned through our Employee Stock Purchase Plan, the approximate after-tax value of unvested restricted stock units (i.e., 50% of unvested restricted stock units) and the approximate after-tax value of performance stock units if the performance criteria has been met, even if the service requirement has not been met (i.e., 50% of performance stock units if performance criteria is met). Non-employee directors subject to the guidelines are permitted to count towards the target ownership levels shares owned outright or in trust and the approximate after-tax value of phantom shares (i.e., 50% of phantom shares). Each of our named executive officers serving as a senior executive as of January 1, 2014 met the stock ownership guidelines other than Mr. Kennedy, who was hired in December of 2013. Mr. Kennedy purchased 41,000 shares (approximately $1 million at the time of purchase) of our common stock in December of 2013 in part to align his interests with the interests of the Corporation's stockholders.

Hedging Policy

In February of 2013, the Corporation modified its policy regarding trading in the Corporation's securities to prohibit employees from entering into any type of arrangement, contract or transaction which has the effect of pledging shares or hedging the value of our common stock.

Policy on Recovering Bonuses in the Event of a Restatement

Our "claw-back" policy applies to all of our employees who are at the director level and above, including our named executive officers, and covers:

  •
  all annual incentives,

  •
  long-term incentives,

  •
  equity-based awards, and

  •
  other performance-based compensation arrangements.

The policy provides that a repayment obligation is triggered if the Compensation Committee determines that the employee's gross negligence, fraud or misconduct caused or contributed to the need for a restatement of our financial statements within three years of the issuance of such financial statements. Our "claw-back" policy will be revised, to the extent necessary, to comply with any rules promulgated by the SEC pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hertz Global Holdings, Inc. 2014 Proxy Statement    39

COMPENSATION DISCUSSION AND ANALYSIS AND COMPENSATION COMMITTEE REPORT

Tax and Accounting Considerations

Section 162(m) of the Code operates to disallow public companies from taking a federal tax deduction for compensation in excess of $1 million paid to certain of its executive officers, excluding performance-based compensation that meets requirements mandated by the statute. As part of its role, our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. Our stockholders approved our 2008 Omnibus Plan so that awards granted under the plan may qualify as performance-based compensation. In addition, EICP payments for 2013 were generally paid to executive officers under the Senior Executive Bonus Plan, which was approved by our stockholders at the 2010 annual meeting and is designed to qualify as tax-deductible to us under Section 162(m) of the Code. When appropriate, our Compensation Committee intends to preserve deductibility under Section 162(m) of the Code of compensation paid to our named executive officers. However, in certain situations, our Compensation Committee may approve compensation that will not meet these requirements in order to ensure the total compensation for our executive officers is consistent with the policies described above, particularly with regard to our CEO's salary. Accordingly, our Compensation Committee approved a base salary above $1 million for our CEO in 2013, some portion of which may not qualify as performance-based compensation, based on the determination that the benefit of providing compensation to our CEO at a level that we believe necessary to retain and reward his talents outweighs the cost of any lost tax deductibility.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with members of management. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement.

THE COMPENSATION COMMITTEE Barry H. Beracha, Chair Carl T. Berquist Carolyn N. Everson Linda Fayne Levinson George W. Tamke

40    Hertz Global Holdings, Inc. 2014 Proxy Statement

SUMMARY COMPENSATION TABLE

2013 SUMMARY COMPENSATION TABLE

The following table, or the "Summary Compensation Table," summarizes the compensation earned in 2013 by our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)

Mark P. Frissora	2013	1,423,750	8,174,233	—	2,748,734	2,835,800	1,156,042	16,338,559
Chief Executive Officer	2012	1,308,750	6,452,426	—	4,211,096	1,952,200	592,796	14,517,268
	2011	1,187,500	4,945,727	2,955,619	3,520,517	1,082,200	496,730	14,188,293
Elyse Douglas	2013	603,500	1,704,129	—	501,118	252,800	3,763,627	6,825,174
Former Chief Financial Officer	2012	585,000	1,447,070	—	681,626	578,200	17,646	3,309,542
	2011	563,750	712,086	708,410	844,086	316,400	17,194	3,161,926
David J. Rosenberg	2013	387,865	209,355	—	132,306	8,800	540,913	1,279,239
Interim Chief Financial Officer
and Senior Vice President
Thomas C. Kennedy	2013	38,077	341,576	—	48,165	—	—	427,818
Chief Financial Officer and
Senior Executive Vice President
Scott P. Sider	2013	645,000	2,200,844	—	437,861	1,414,200	184,373	4,882,278
Group President, Rent-A-Car	2012	587,500	1,576,449	—	775,609	1,754,900	24,904	4,719,362
Americas	2011	537,500	660,212	656,801	791,970	782,000	25,803	3,454,286
Michel Taride(5)	2013	587,735	1,266,586	—	498,200	210,381	89,940	2,652,842
Group President, Rent-A-Car	2012	579,431	1,058,954	—	498,873	323,591	360,253	2,821,102
International	2011	561,185	514,022	511,368	846,711	—	284,418	2,717,704
Jeffrey Zimmerman	2013	515,000	1,308,461	—	462,072	314,500	611,632	3,211,665
General Counsel, Executive	2012	487,625	939,158	—	643,096	359,600	22,486	2,451,965
Vice President and Secretary	2011	444,125	452,717	450,378	542,039	183,700	19,844	2,092,803

(1)
The value for each of the years in this Summary Compensation Table reflects the full grant date fair value. These amounts were computed pursuant to FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the note entitled "Stock-Based Compensation" in the notes to the Corporation's consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2013.

Vesting of the Corporate EBITDA performance stock units granted in 2013 were subject to the Corporation's achievement of certain pre-determined financial performance goals during 2013 and subject to upward adjustment based on financial performance goals for combined 2013-2014. The "Stock Awards" column above reflects the grant date fair values of the target number of performance stock units that were eligible to vest based on the Corporation's financial performance goals for 2013, which for accounting purposes is the probable outcome (determined as of the grant date) of the performance-based condition applicable to the grant. This column also reflects the grant date fair value of the Corporate EBITDA margin-based performance stock units also granted in 2013. The following table below presents the aggregate grant date fair value of the Corporate EBITDA performance stock units grants assuming that (i) the actual outcome occurred, a 66.0% payout, and the awards were not subject to increase based on combined 2013-2014 financial performance and (ii) the highest level of performance condition would be achieved, resulting in a 150% payout.

Hertz Global Holdings, Inc. 2014 Proxy Statement    41

SUMMARY COMPENSATION TABLE

	2013 Performance Stock Unit Awards Based on Corporate EBITDA
Name:	Aggregate Grant Date Fair Value (Based on Actual Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)

Frissora	3,256,133	7,400,303
Douglas	730,242	1,659,641
Rosenberg	96,725	219,829
Kennedy	N/A	N/A
Sider	955,134	2,170,760
Taride	585,168	1,329,927
Zimmerman	519,886	1,181,559

(2)
2013 amounts reflect amounts under the Senior Executive Bonus Plan for 2013 performance that were paid in 2014.

(3)
Amounts include annual changes in the actuarial present value of accumulated pension benefits. The present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See the note entitled "Employee Retirement Benefits" in the notes to the Corporation's consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2013. Due to a freeze of the Hertz UK 1972 Pension Plan and the Hertz UK Supplementary Unapproved Pension Scheme in 2011, Mr. Taride did not report an increase in pension value in 2011. The change in his pension value was $(249,332) (translated in accordance with footnote 5 of this table) for 2011.

(4)
Includes the following for 2013:

	Personal Use of Aircraft (a)	Personal Use of Car and Driver (b)	Financial Planning Assistance	Housing and Other	Perquisites Subtotal	Life Insurance Premiums	Company Match on 401(k) Plan	Relocation (c)	Tax Assistance (d)	Severance and Other (e)	Total Perquisites and Other Compensation

Frissora	286,518	46,701	4,000	32,632(f)	369,851	4,243	7,650	389,768	384,530	—	1,156,042
Douglas	—	5,540	—	—	5,540	1,818	7,650	—	—	3,748,619	3,763,627
Rosenberg	—	13,463	—	154,236(g)	167,699	312	7,650	13,500	351,752	—	540,913
Kennedy	—	—	—	—	—	—	—	—	—	—	—
Sider	—	4,902	2,225	—	7,127	1,104	7,650	113,173	55,319	—	184,373
Taride(h)	—	5,707	11,129	1,124	17,960	1,571	—	—	—	70,409(i)	89,940
Zimmerman	—	9,616	1,030	—	10,646	893	7,650	305,873	286,570	—	611,632

  (a)
  Based on the direct costs of aircraft for each hour of personal use, which is based on the incremental cost of fuel, crew expenses, on-board catering and other, small variable costs. We exclude fixed costs which do not change based on usage from this calculation.

  (b)
  For Mr. Frissora, this amount includes the incremental cost of the driver's time and costs related to Corporation-provided cars. For other executives, none of whom is provided with a driver, this amount reflects the cost of depreciation and interest, if applicable.

  (c)
  Amount represents the incremental costs to the Corporation for relocation assistance. For Messrs. Frissora and Zimmerman this amount includes $350,000 and $223,371, respectively, for reimbursement of the loss on the sale of their New Jersey residence.

  (d)
  Amount represents the tax assistance for the relocation assistance and tax assistance for Mr. Rosenberg related to his expatriate assignment.

  (e)
  For Ms. Douglas, this amount is the amount accrued for severance payments, acceleration of stock awards, and additional SERP II amounts pursuant to her Separation Agreement.

  (f)
  $18,303 of the amount represents the cost of a country club membership for Mr. Frissora. The balance of the costs represents the cost to maintain residential security systems for Mr. Frissora.

  (g)
  Amount represents housing, education, and other assistance related to Mr. Rosenberg's expatriate assignment.

  (h)
  Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.56323.

  (i)
  Represents the cost to the Corporation of additional medical insurance benefits for Mr. Taride and the Corporation's match on his defined contribution plan.

(5)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.56323 for 2013, 1.58942 for 2012 and 1.604068 for 2011.

42    Hertz Global Holdings, Inc. 2014 Proxy Statement

EXECUTIVE COMPENSATION

2013 Grants of Plan-Based Awards

The following table sets forth, for each named executive officer, possible payouts under all non-equity incentive plan awards granted in 2013, all grants of performance stock units in 2013 and the grant date fair value of all such awards.

		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)	All Other Stock Awards(#)	Grant Date Fair Value of Stock Awards(5) ($)

Mark P. Frissora	—	—	2,320,000	—	—	—	—	—	—
Performance Stock Units(2)	2/28/2013	—	—	—	123,648	247,295	370,943	—	4,933,535
Performance Stock Units(3)	2/28/2013	—	—	—	—	105,984	105,984	—	2,114,381
Performance Stock Units(4)	2/28/2013	—	—	—	—	56,457	56,547	—	1,126,317
Elyse Douglas	—	—	486,400	—	—	—	—	—	—
Performance Stock Units(2)	2/28/2013	—	—	—	27,730	55,460	83,190	—	1,106,427
Performance Stock Units(3)	2/28/2013	—	—	—	—	23,769	23,769	—	474,192
Performance Stock Units(4)	2/28/2013	—	—	—	—	6,191	6,191	—	123,510
David J. Rosenberg	—	—	142,529	—	—	—	—	—	—
Performance Stock Units(2)	2/28/2013	—	—	—	3,673	7,346	11,019	—	146,553
Performance Stock Units(3)	2/28/2013	—	—	—	—	3,148	3,148	—	62,803
Thomas C. Kennedy	—	—	46,750	—	—	—	—	—	—
Performance Stock Units(6)	12/9/2013	—	—	—	—	—	—	13,740	341,576
Scott P. Sider	—	—	561,000	—	—	—	—	—	—
Performance Stock Units(2)	2/28/2013	—	—	—	36,270	72,540	108,810	—	1,447,173
Performance Stock Units(3)	2/28/2013	—	—	—	—	31,088	31,088	—	620,206
Performance Stock Units(4)	2/28/2013	—	—	—	—	6,690	6,690	—	133,466
Michel Taride	—	—	473,824	—	—	—	—	—	—
Performance Stock Units(2)	2/28/2013	—	—	—	22,221	44,442	66,663	—	886,618
Performance Stock Units(3)	2/28/2013	—	—	—	—	19,046	19,046	—	379,968
J. Jeffrey Zimmerman	—	—	390,000	—	—	—	—	—	—
Performance Stock Units(2)	2/28/2013	—	—	—	19,742	39,484	59,226	—	787,706
Performance Stock Units(3)	2/28/2013	—	—	—	—	16,921	16,921	—	337,574
Performance Stock Units(4)	2/28/2013	—	—	—	—	9,182	9,182	—	183,181

(1)
The amounts in these columns include the "Target" amount for each named executive officer under the EICP at 100% of the target award. The EICP payments are based on adjusted pre-tax income, revenue and EVA® goals for the Corporation. The Senior Executive Bonus Plan, under which EICP payments are made, limits the maximum cash incentive bonus payout for our CEO and other participants. The limit is 1% of our EBITDA for a performance period for our CEO and 0.5% of our EBITDA for a performance period for other participants. The Compensation Committee uses its negative discretion to make actual EICP awards using the performance metrics more specifically described in our Compensation Discussion and Analysis as a guide. Actual amounts were determined and paid in early 2014 and are included in the Summary Compensation Table above. We discuss the EICP under the heading "Compensation Discussion and Analysis—Annual Cash Compensation—Annual Cash Incentive Program (EICP)."

(2)
Corporate EBITDA performance stock units were granted to each named executive officer (other than Mr. Kennedy) under our 2008 Omnibus Plan. As described in the Compensation Discussion and Analysis above, the amount of performance stock units eligible for vesting is subject in part to our achievement of financial performance goals during 2013 and/or combined 2013-2014. Of the awards actually earned by our named executive officers, 33 1/3% of each award of performance stock units vest on the first, second and third anniversary, in each case if the executive is still an employee on the applicable vesting date. As set forth in "Compensation Discussion

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EXECUTIVE COMPENSATION

  and Analysis—Long Term Equity Incentives—Corporate EBITDA Performance Stock Units" above, if combined 2013-2014 Corporate EBITDA performance exceed the 2013 Corporate EBITDA performance, additional performance stock units will vest on the second and third anniversaries to reflect the achievement of such increased performance levels.

(3)
Corporate EBITDA margin performance stock units were granted to each named executive officer (other than Mr. Kennedy) under our 2008 Omnibus Plan. As described in the Compensation Discussion and Analysis above, the amount of performance stock units eligible for vesting is subject in part to our achievement of financial performance goals, in this case, Corporate EBITDA margin, during 2013. Of the awards actually earned by our named executive officers, 33 1/3% of each award of performance stock units vest on the first, second and third anniversary, in each case if the executive is still an employee on the applicable vesting date.

(4)
These performance stock units were granted in connection with the consummation of the Dollar Thrifty transaction. The performance stock units are based on Corporate EBITDA margin for 2013, as described in the Compensation Discussion and Analysis above. Of the awards actually earned by our named executive officers, 50% of each award of performance stock units vest on the first and second anniversary, in each case if the executive is still an employee on the applicable vesting date

(5)
Represents the aggregate grant date fair value, computed pursuant to FASB ASC Topic 718. Please see the note entitled "Stock-Based Compensation" in the notes to the Corporation's consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2013 for a discussion of the assumptions underlying these calculations.

(6)
The Compensation Committee granted these performance stock units to Mr. Kennedy on December 9, 2013.

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2013 Outstanding Equity Awards at Year-End

The following table sets forth, for each named executive officer, details of all equity awards outstanding on December 31, 2013.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options Exercisable (#)	Number of securities underlying unexercised options Unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested(1) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(1) ($)

Mark P. Frissora	800,000	—	6.56	8/15/2016	—	—	—	—
	400,000	—	9.56	8/15/2016	—	—	—	—
	400,000	—	14.56	8/15/2016	—	—	—	—
	400,000	—	23.06	8/14/2017	—	—	—	—
	827,985	—	12.97	2/28/2018	—	—	—	—
	555,130	185,044(2)	9.70	3/4/2020	—	—	—	—
	249,209	249,209(3)	14.60	3/1/2021	—	—	—	—
	—	—	—	—	141,221(4)	4,041,745	—	—
	—	—	—	—	193,798(11)	5,546,499	—	—
	—	—	—	—	177,371(5)	5,076,358	—	—
	—	—	—	—	—	—	655,985(6)	18,774,291
Elyse Douglas	50,000	—	21.22	7/31/2014	—	—	—	—
	186,567	—	12.97	7/31/2014	—	—	—	—
	172,707	—	9.70	7/31/2014	—	—	—	—
	89,596	—	14.60	7/31/2014	—	—	—	—
	—	—	—	—	33,848(4)	968,730	—	—
	—	—	—	—	19,888(9)	569,195	—	—
	—	—	—	—	—	—	29,503(10)	844,376
David J. Rosenberg	—	3,084	9.99	3/12/2020	—	—	—	—
	—	3,956	14.60	3/1/2021	—	—	—	—
	—	—	—	—	7,156(7)	204,805	—	—
	—	—	—	—	—	—	17,809(6)	509,694
Thomas C. Kennedy	—	—	—	—	13,740(8)	393,239	—	—
Scott P. Sider	47,521	30,841(2)	9.70	3/4/2020	—	—	—	—
	55,379	55,380(3)	14.60	3/1/2021	—	—	—	—
	—	—	—	—	31,383(4)	898,181	—	—
	—	—	—	—	43,335(5)	1,240,248	—	—
	—	—	—	—	—	—	170,481(6)	4,879,166
Michel Taride	200,000	—	4.56	5/18/2016	—	—	—	—
	—	31,766(2)	9.70	3/4/2020	—	—	—	—
	—	43,117(3)	14.60	3/1/2021	—	—	—	—
	—	—	—	—	24,434(4)	699,301	—	—
	—	—	—	—	29,109(5)	833,100	—	—
	—	—	—	—		—	103,902(6)	2,973,675
J. Jeffrey Zimmerman	60,000	—	12.74	2/25/2018	—	—	—	—
	149,254	—	12.97	2/28/2018	—	—	—	—
	88,080	29,361(2)	9.70	3/4/2020	—	—	—	—
	37,974	37,975(3)	14.60	3/1/2021	—	—	—	—
	—	—	—	—	21,520(4)	615,902	—	—
	—	—	—	—	25,816(5)	738,854	—	—
	—	—	—	—	—	—	101,429(6)	2,902,898

(1)
Based on the closing market price of the Corporation's common stock on December 31, 2013 of $28.62.

(2)
The unvested options vest on March 4, 2014.

(3)
The unvested options vest in two equal installments on March 1, 2014 and 2015.

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(4)
The unvested performance stock units, which were granted in 2011 and earned based on 2011-2012 combined Corporate EBITDA performance, will vest on March 1, 2014 contingent on the recipient's continued employment or in the case of Ms. Douglas, pursuant to the terms of her Separation Agreement.

(5)
These performance stock units were granted in 2012. One-third of the performance stock units vested on March 6, 2013 based on Corporate EBITDA performance for 2013 of 95.1%. However, as described in "Compensation Discussion and Analysis—Long-Term Equity Incentives—Equity Grants in 2012—Performance Results for 2012-2013 Combined EBITDA", to the extent that combined 2012-2013 Corporate EBITDA performance exceed the 2012 Corporate EBITDA performance, additional performance stock units will be earned and later vest on the second and third anniversaries of the date of grant to reflect the increased performance contingent on the recipient's continued employment, or in the case of Ms. Douglas, pursuant to the terms of her Separation Agreement.

(6)
The awards reported in this column include the (i) price-vested stock units granted in 2012, (ii) grants of performance stock units based on Corporate EBITDA made in 2013 and (iii) grants of performance stock units based on Corporate EBITDA margin made in 2013. All grants are reported at target.

(7)
The outstanding awards reported for Mr. Rosenberg include grants of restricted stock awards, 1,615 of which will vest on March 1, 2014, 2,770 will vest on March 6, 2014 and 2,771 will vest on March 6, 2015.

(8)
The outstanding award for Mr. Kennedy will vest on December 9, 2016 if Mr. Kennedy continues to remain employed with us and retains at least 41,000 shares of common stock through such date.

(9)
The awards reported in this row consist of performance stock units granted in 2012 to Ms. Douglas that were based on Corporate EBITDA for the 2012 and 2012-2013 combined performance period. As of December 31, 2013, this award represents the second tranche of performance stock units scheduled to vest in 2014 based on Corporate EBITDA performance of 95.1%. Under the terms of Ms. Douglas' Separation Agreement, she is entitled to the performance stock units granted in 2012 that would have otherwise vested by March 31, 2014 and such performance stock units reported in this row are subject to additional vesting based on combined 2012-2013 Corporate EBITDA performance.

(10)
The awards reported in this row consist of performance stock units granted in 2013 to Ms. Douglas that were based on Corporate EBITDA for the 2013 and 2013-2014 combined performance period and the performance stock units based on 2013 Corporate EBITDA margin, subject to the terms of Ms. Douglas' Separation Agreement, which provides that she is entitled to the performance stock units that would have otherwise vested by March 31, 2014. As a result, the awards reported in this row consist of the first tranche of each of the awards reported above in "2013 Grants of Plan-Based Awards" each at target.

(11)
In 2011, the Compensation Committee granted Mr. Frissora the contingent right to receive 193,798 performance stock units. For these performance stock units to vest, the trailing average price of our common stock must equal or exceed $20 per share during any 20-day trading period occurring prior to March 2, 2016 and subject to Mr. Frissora's continued employment with the Corporation through the last to occur of either 3 years from the date of grant or when the performance conditions are satisfied. On May 14, 2013, the Compensation Committee certified the performance of such performance stock units due to our common stock exceeding the average trading price of $20 for a 20-day trading period in 2013. These performance stock units vested on March 1, 2014.

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2013 Option Exercises and Stock Vested

The following table sets forth, for each named executive officer, details of any awarded stock options that were exercised and any stock awards that were vested in 2013.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)

Mark P. Frissora	—	N/A
			90,298(1)	1,789,706(2)
			162,870(3)	3,205,282(4)
			88,685(5)	1,803,853(6)
Elyse Douglas	20,000	368,900
	32,300	595,774
	57,700	1,066,204
			21,463(1)	428,964(2)
			38,004(3)	747,919(4)
			19,888(5)	404,522(6)
David J. Rosenberg(7)	3,084	45,520
	1,978	20,077
			808	16,015
			2,769	56,321
			2,554	53,608
Thomas C. Kennedy	—	N/A	—	N/A
Scott P. Sider	10,000	163,953
	42,347	648,134
	2,653	40,591
			20,066(1)	397,708(2)
			27,146(3)	534,233(4)
			21,667(5)	440,707(6)
Michel Taride	111,940	1,139,471
	95,297	1,281,678
	200,000	1,910,180
	12,917	147,271
	4,500	51,300
	25,700	297,113
			15,624(1)	309,668(2)
			27,960(3)	550,253(4)
			14,554(5)	296,028(6)
J. Jeffrey Zimmerman	—	N/A
			13,760(1)	272,723(2)
			25,842(3)	508,571(4)
			12,908(5)	262,549(6)

(1)
Represents the number of shares of common stock received upon vesting of performance stock units that had previously been granted. The performance stock units vested on March 1, 2013.

(2)
Value realized upon vesting based on $19.82 per share, the closing price of our common stock on March 1, 2013.

(3)
Represents the number of shares of common stock received upon vesting of performance stock units that had been previously granted. The performance stock units vested on March 4, 2013.

(4)
Value realized upon vesting based on $19.68 per share, the closing price of our common stock on March 4, 2013.

(5)
Represents the number of shares of common stock received upon vesting of performance stock units that had been previously granted. The performance stock units vested on March 6, 2013.

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EXECUTIVE COMPENSATION

(6)
Value realized upon vesting based on $20.34 per share, the closing price of our common stock on March 6, 2013.

(7)
For Mr. Rosenberg, the number of shares represent the number of shares of common stock received upon vesting of restricted stock units that had been previously granted. 808 restricted stock units vested on March 1, 2013 at a value of $19.82 per share, 2,769 restricted stock units vested on March 6, 2013 at a value of $20.34 per share and 2,554 restricted stock units vested on March 12, 2013 at a value of $20.99 per share.

2013 Pension Plan Table

The following table sets forth, for each named executive officer, the plans in which he or she participated in 2013, the number of years of credited service in each such plan he or she had at December 31, 2013 the present value of the accumulated benefit in each such plan at December 31, 2013, and the payments received from such plan during 2013:

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit(1) ($)	Payments during last fiscal year ($)

Mark P. Frissora	The Hertz Corporation Account Balance Defined Benefit Pension Plan (the "Hertz Retirement Plan")	7	66,100	—
	The Hertz Corporation Benefit Equalization Plan (the "BEP")	7	866,800	—
	The Hertz Corporation Supplemental Executive Retirement Plan (the "SERP II")	7	7,026,500	—
Elyse Douglas	Hertz Retirement Plan	7	64,900	—
	BEP	7	205,300	—
	SERP II	7	1,519,500	—
David J. Rosenberg	Hertz Retirement Plan	5	24,800	—
	BEP	5	19,800	—
Thomas C. Kennedy	N/A	N/A	N/A	—
Scott P. Sider(2)	Hertz Retirement Plan	27	356,400	—
	BEP	18	338,500	—
	SERP II	27	4,713,700	—
Michel Taride(3)	Hertz UK Pension Plan	11	1,519,460	—
	Hertz UK Supplemental Plan	11	2,213,534	—
J. Jeffrey Zimmerman	Hertz Retirement Plan	6	42,500	—
	BEP	6	106,800	—
	SERP II	6	993,900	—

(1)
The present value calculations use the same assumptions (except for retirement and pre-retirement decrements) used for financial reporting purposes and reflect current compensation levels. The assumptions used in the calculations are as follows:

•
Discount Rates—

•
For The Hertz Retirement Plan: 4.8% as of December 31, 2013, 4.0% as of December 31, 2012 and 4.7% as of December 31, 2011.

•
For the BEP and SERP II: 4.4% as of December 31, 2013, 3.5% as of December 31, 2012 and 4.8% as of December 31, 2011.

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    •
    For the Hertz UK Pension Plan and Hertz UK Supplemental Plan: 4.6% as of December 31, 2013, 4.5% as of December 31, 2012 and 4.7% as of December 31, 2011.

  •
  Mortality Table = RP2000 Mortality Table projected to 2021.

  •
  Retirement Age = 60 or current age if older (earliest unreduced retirement age).

  •
  Pre-retirement Decrements = None assumed.

  •
  Payment Form = Five year certain and life annuity.

  Please see the note "Employee Retirement Benefits" in the notes to the Corporation's consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2013, for a discussion of these assumptions.

(2)
Mr. Sider's number of actual years of service with us is 31.

(3)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.56323. Mr. Taride's number of actual years of service with us is 27.

Pension Benefits

Our retirement plan for U.S.-based employees, The Hertz Corporation Account Balance Defined Benefit Pension Plan (the "Pension Plan"), is a tax-qualified pension plan for which we pay the entire cost. Full-and part-time employees who work more than 1,000 hours in a 12-month period, and who have completed one year of continuous employment with the Corporation, including the named executive officers, with the exception of Mr. Taride and Mr. Kennedy, earn the right to receive benefits upon retirement at the normal retirement age of 65 or upon early retirement at or after age 55 and the completion of three years of vesting service. The benefit an employee receives is based on a combination of the following factors:

  •
  A percentage of final average compensation (using the highest five consecutive of the last ten years of eligible compensation);

  •
  Years of credited service up to July 1, 1987; and

  •
  The accrued value of a cash account after July 1, 1987, which gets credited each year at a predetermined percentage of eligible compensation.

We maintain three non-qualified, unfunded pension plans for certain of our U.S.-based executives: the BEP, the SERP II and the SERP. None of our named executive officers participates in the SERP and Mr. Taride and Mr. Kennedy do not participate in any of these plans. These plans provide benefits in excess of the qualified plans as follows:

  •
  The BEP provides equalization benefits in lieu of benefits that cannot be provided under the Hertz Retirement Plan due to limitations on tax-qualified retirement plans imposed by the Code. Eligibility for the BEP is limited to members of a select group of management or highly compensated employees whose benefits under the Hertz Retirement Plan are limited by the Code and who do not participate in the SERP. Messrs. Frissora, Sider, Zimmerman and Rosenberg and Ms. Douglas participate or participated in the BEP. Benefits under the BEP are fully vested after the earlier of three years of vesting service or at age 65.

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  •
  The SERP II provides benefits to participants that, when combined with benefits paid to them under the Hertz Retirement Plan, the BEP and the SERP would cause them to receive overall benefits generally similar to those that would have been provided if the pre-July 1, 1987 benefit formula for the Hertz Retirement Plan had remained in effect until their normal retirement date, but had the Hertz Retirement Plan computed their final average compensation on the basis of the highest five in the last ten years of eligible compensation, whether or not those five years were consecutive. Eligibility for the SERP II is discretionary. Messrs. Frissora, Sider and Zimmerman and Ms. Douglas participate or participated in the SERP II. Benefits under the SERP II are generally payable only to participants who, upon the termination of their employment, have been credited with five vesting years of service under the pension plan and whose employment terminates due to death or disability or after attainment of age 55. Those benefits are also payable to participants who have not attained age 55 if their employment is terminated (other than voluntarily or for cause) with respect to certain changes in control of Hertz or its subsidiaries.

Mr. Taride participates in two retirement plans applicable to certain of our employees in Europe, the Hertz UK 1972 Pension Plan and the Hertz UK Supplementary Unapproved Pension Scheme, or the "Hertz UK Supplementary Plan." These two plans are similar defined benefit plans that provide for, in the case of Mr. Taride, 1/30th of his final salary for each year of service in the plans subject to a maximum of two-thirds of his final salary at the time of his retirement. Under these plans, Mr. Taride has a right to retire at age 60.

On June 30, 2011, we transitioned from the two defined benefit plans mentioned above to a defined contribution plan, the Hertz Group Personal Pension, for Mr. Taride and all U.K.-based employees. As a result, Mr. Taride, in addition to all other U.K.-based employees, is still entitled to the benefits under the plans, but we will make no further contributions on their behalf to either plan and all accrued benefits will be paid when the beneficiaries are eligible for such benefits.

We also maintain a tax-qualified defined contribution plan in which the named executive officers, except for Mr. Taride, are eligible to participate.

We also maintain a post-retirement assigned car benefit plan under which we provide certain executives who, at the time of retirement, are at least 58 years old and have been an employee of the Corporation for at least 20 years, with a car from our fleet and insurance on the car for the participant's benefit. The assigned car benefit is available for 15 years post-retirement or until the participant reaches the age of 80, whichever occurs last. As of December 31, 2013, Mr. Frissora had satisfied the minimum age, but not the minimum service requirement, Messrs. Taride and Sider had satisfied the minimum service, but not the minimum age requirement and Messrs. Kennedy and Zimmerman had satisfied neither the minimum service nor the minimum age requirement. Ms. Douglas did not qualify for this benefit at the time of her separation.

Employment and Change in Control Agreements

The Corporation and its subsidiaries have entered into employment agreements and Change in Control Agreements with certain key employees, including certain of the named executive officers, to promote stability and continuity of senior management. Information about such agreements is set forth below.

Employment Agreement with Mark P. Frissora

We entered into an employment agreement with Mr. Frissora in July 2006, which agreement was amended and restated in December 2008. The agreement with Mr. Frissora provides for an annual base salary of not less than $950,000 and an annual bonus opportunity of 100% of such base salary. In addition, Mr. Frissora is entitled to receive the benefits and perquisites we provide to our senior executives.

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In addition, the agreement provides that if Mr. Frissora's employment terminates because of his death, "Disability" or "Retirement," (as those terms are defined in the employment agreement) he will be entitled to receive his base salary through the date of termination plus a pro rata bonus for the year of termination based on the achievement of performance goals for that year. If his employment is terminated by the Corporation "Without Cause" or by Mr. Frissora for "Good Reason" (as those terms are defined in the employment agreement), Mr. Frissora is, if he executes a release of claims against us, entitled to severance. Severance in this case would be equal to two and a half times his then-current base salary and the bonus awarded for the preceding year, continuation of health care coverage for two years, and a pro rata bonus for the year in which his termination occurs, based on actual performance. If Mr. Frissora's employment is terminated for Cause, he is only entitled to his base salary through the date of termination. If Mr. Frissora's employment is terminated by Mr. Frissora without Good Reason, he is entitled to his base salary through the date of termination and his earned but unpaid annual bonus for the year preceding the year in which the date of termination occurs. Upon termination of Mr. Frissora's employment for any reason, he will be subject to non-competition and non-solicitation provisions for two years following the termination. In the event that Mr. Frissora's severance benefits constitute "excess parachute payments" (as defined by Section 280G of the Code), he will be entitled to a gross-up for any excise tax, more commonly known as golden parachute tax, imposed on him by Section 4999 of the Code in connection with his severance benefits. Mr. Frissora's employment agreement does not address what happens to his equity awards, so they are treated pursuant to the terms of the equity plan and award agreements, all of which have double-trigger provisions.

Other Named Executive Officers

  Separation Agreement with Elyse Douglas

On September 23, 2013, we entered into a Separation Agreement and General Release with Elyse Douglas, our former Chief Financial Officer. Ms. Douglas' role as Chief Financial Officer concluded on October 1, 2013 and her employment with us ended on December 31, 2013. As part of her Separation Agreement and General Release, Ms. Douglas was paid 1.5 times her base salary plus her average bonus for the prior three years, for a total of $1,965,165, with such amount to be paid over an 18-month period. Ms. Douglas was also eligible to be paid her EICP bonus as calculated in accordance with the process outlined in "Compensation Discussion and Analysis—Annual Cash Compensation—Annual Cash Incentive Program (EICP)" above and Ms. Douglas' outstanding stock options that would have vested on or before March 31, 2014 if Ms. Douglas had remained employed through that date vested. Ms. Douglas' performance stock units which would have otherwise vested by March 31, 2014 had Ms. Douglas remained employed, vested on the date when the Compensation Committee certified the performance criteria for the vesting of such performance stock units. Ms. Douglas will be provided car privileges through December 31, 2014 and continued health and other certain benefits under Hertz's benefits plans for the same cost 18 months after her separation. In exchange, Ms. Douglas agreed to a waiver and release of claims against us, not to compete against us or solicit any Hertz employees for 18 months after her termination and not to disparage us.

  Change in Control Agreements

The named executive officers, other than Messrs. Frissora and Rosenberg, have entered into Change in Control Agreements. The Change in Control Agreements will continue to automatically renew for one-year extensions unless we give 15-months' notice. In the event of a change in control during the term of the Change in Control Agreements, the agreement will remain in effect for two years following the change in control.

The Change in Control Agreements are "double trigger" agreements, meaning that any payments and benefits are paid only if (i) there is a change in control and (ii) the covered executive is terminated by us without

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"cause" or by the covered executive with "good reason", in either case within two years following the change in control. If this occurs the covered executive will be entitled to the following payments and benefits:

  •
  a lump sum cash payment reflecting accrued but unpaid compensation equal to the sum of (i) the executive's annual base salary earned but not paid through the date of termination, (ii) one-twelfth of the target annual bonus payable to the executive, multiplied by the number of full and partial months from the beginning of the calendar year during which the termination occurs, and (iii) all other amounts to which the executive is entitled under any compensation plan applicable to the executive, payable within 30 days of the executive's termination;

  •
  a lump sum cash payment equal to a multiple (the "severance multiple") of the sum of the executive's annual base salary in effect immediately prior to the termination and the average actual bonuses paid to the covered executive for the three years prior to the year in which the termination occurs, or, for executives without a three-year bonus history, by reference to target levels. The severance multiples are: for Mr. Taride, 2.5, for Messrs. Kennedy and Sider, 2.0 and for Mr. Zimmerman, 1.5;

  •
  credit of an additional number of years equal to the severance multiple to the executive's years of age and "Years of Service" for all purposes under our SERP II (described at "Pension Benefits") and, to the extent such covered executive does not have at least 5 "years of service", the covered executive shall be fully vested in the benefit under our SERP II as increased pursuant to the credit referred to above;

  •
  continuation of all life, medical, dental and other welfare benefit plans (other than disability plans) until the earlier of the end of a number of years following the executive's termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer;

  •
  within the period of time from the date of the executive's termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000; and

  •
  with respect to Mr. Taride, eligibility to immediately participate in the retiree car plan (described at "Retiree Car Benefit").

The foregoing are intended to be in lieu of any other payments and benefits to be made in connection with a covered executive's termination of employment while the agreements are in effect. Covered executives must execute a general release of claims to receive the foregoing severance payments and benefits. After a change in control, in the event the covered executive's employment is terminated by reason of death, "Disability," or "Retirement" (as those terms are defined in the Change in Control Agreement) then the executive will be entitled to his or her benefits in accordance with the retirement or benefit plans of the Corporation in effect. After a change in control, in the event the covered executive's employment is terminated by reason of "Cause" or by the executive without "Good Reason" (as those terms are defined in the Change in Control Agreement) then the Corporation shall pay the executive his or her full base salary at the rate in effect at the time notice of termination was given and shall pay any other amounts according to any other compensation plans or programs in effect.

In the event that compensation provided for in the agreement or in any other plan or arrangement covering the named executive is subject to the golden parachute excise tax, all named executive officers other than Messrs. Sider, Kennedy and Taride will be entitled to receive a gross-up payment in an amount such that after payment by the executive of all taxes on the gross-up payment, the executive shall retain a portion of the gross-up payment equal to the excise tax. However, to the extent compensation paid to the executive in connection with the change in control does not exceed 110% of the specified statutory threshold amount giving rise to excise tax, then no additional payment will be paid and the compensation will be reduced below such statutory threshold.

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EXECUTIVE COMPENSATION

Messrs. Sider and Kennedy entered into a revised form of the Change in Control Agreement that does not contain a tax gross-up and accordingly they are not entitled to the aforementioned benefit.

The agreement also contains a confidentiality covenant that extends indefinitely following the executive's termination of employment and non-competition and non-solicitation covenants that extend for 12 months following the executive's termination of employment. In the event that the executive breaches these covenants, the Corporation is entitled to stop making payments to the executive and seek injunctive relief in certain circumstances.

In addition, Hertz Europe Limited and Mr. Taride have entered into a non-compete agreement which provides that for the 12 months after the termination of his employment with us, Mr. Taride will not (i) compete with us in the countries in which we operated or actively made arrangements to plan to operate during the 12 months preceding such termination of employment or (ii) solicit or entice away any key employees from us. Hertz Europe Limited would be required to give Mr. Taride 12-months' notice to terminate his employment for any reason other than misconduct.

  Severance Plan for Senior Executives

We have a severance plan for senior executives. The severance plan provides benefits to senior executives whose employment is terminated other than terminations of employment that qualify for benefits under the Change in Control Agreements. Messrs. Kennedy, Sider, Zimmerman and Taride were designated as participants in the plan. If any covered executive is terminated for death, "Cause," "Permanent Disability" or "Retirement" (as those terms are defined in the severance plan) the executive will not be entitled to any benefits under the severance plan. However, if the covered executive is terminated for any other reason (other than described in the preceding sentence), the executive will be or was entitled to the following payments and benefits:

  •
  a pro rata portion of the annual bonus that would have been payable to the participant;

  •
  cash payments in the aggregate equal to a multiple (the "severance multiple"), based on the executive's position, of the executive's annual base salary in effect immediately prior to the date of termination and the average of the annual bonuses payable to the executive, with respect to the three calendar years preceding the year in which the termination occurs; or, for executives without a three-year bonus history, by reference to target levels; or, if an executive has not had an opportunity to earn or be awarded one full year's bonus as of his or her termination of employment, the executive's target bonus for the year of termination, payable in equal installments over a period of whole and/or partial years equal to the severance multiple. The severance multiples are: for Messrs. Sider and Taride, 2.0 and Messrs. Kennedy and Zimmerman, 1.5;

  •
  continuation of all medical, dental and other welfare benefit plans (other than disability plans) until the earlier of the end of a number of years following the executive's termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer; and

  •
  within the period of time from the date of executive's termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000.

Executives must execute a general release of claims to receive the foregoing severance payments and benefits. The severance plan also contains a confidentiality covenant that extends for 24 months following the executive's termination of employment and non-competition and non-solicitation covenants that extend for a period of years following the executive's termination of employment equal to the severance multiple. If an executive is entitled to

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EXECUTIVE COMPENSATION

severance payments and benefits under the severance plan and a Change in Control Agreement, payments and benefits will be made under the Change in Control Agreement rather than the severance plan.

The severance plan is administered by one or more individuals appointed by our Compensation Committee or (in the absence of an appointment) by the Chief Human Resources Officer. The severance plan may be amended or terminated at any time other than with respect to executives then receiving payments and benefits under the plan.

Treatment of EICP Payments and Equity Compensation upon a Termination or a Change in Control

The following chart generally summarizes the treatment of EICP payments and equity compensation for each of our named executive officers under the Senior Executive Bonus Plan, the Hertz Global Holdings Stock Incentive Plan ("SIP") and the 2008 Omnibus Plan.

Award	Death/Disability	Voluntary	Retirement	W/ Cause	W/O Cause	Change In Control(4)

EICP	Forfeit(6)	Forfeit(6)	Forfeit(6)	Forfeit(6)	Pro-rata(5)	Pro-rata
SIP Options(7)	N/A	N/A	N/A	Forfeit all	N/A	Vested cashed out
Omnibus Plan Options	Unvested vest	Forfeit unvested	Forfeit unvested	Forfeit all	Forfeit unvested	Unvested vest
2011 PSUs(1)	Pro-rata	Forfeit unvested	Forfeit unvested	Forfeit all	Forfeit unvested	Unvested vest
2012 PSUs(1)	Pro-rata	Forfeit unvested	Forfeit unvested	Forfeit all	Forfeit unvested	Unvested vest
2013 PSUs(1)	Pro-rata	Forfeit unvested	Forfeit unvested	Forfeit all	Forfeit unvested	Unvested vest
PVSUs(3)	Pro-rata	Forfeit unvested	Forfeit unvested	Forfeit all	Forfeit unvested	Unvested vest
2013 PSUs(1)	Pro-rata	Forfeit unvested	Forfeit unvested	Forfeit all	Forfeit unvested	Unvested vest
Other Outstanding Awards(2)	Pro-rata	Forfeit unvested	Forfeit unvested	Forfeit all	Forfeit unvested	Unvested vest

(1)
In 2011, 2012 and 2013, we made performance stock units grants to the named executive officers pursuant to the 2008 Omnibus Plan which were based on the achievement of Corporate EBITDA and, in the case of 2013, Corporate EBITDA margin. With respect to performance stock units granted to our named executive officers if the employment of any of our named executive officers is terminated by reason of death or disability on or prior to the first anniversary of the date performance stock units were awarded, the officer will retain a pro rata portion of the performance stock units, based on the number of days elapsed since the date of grant, and the remaining performance stock units will be forfeited. The retained performance stock units will be eligible to vest if the performance goal is achieved for the first performance year and will be forfeited if the performance goal is not achieved. If the employment of a named executive officer is terminated by reason of death or disability after the first anniversary of the date that the performance stock units were awarded, then, based on the applicable achievement of the performance goals in the first year and the cumulative two-year period, a pro rata portion of the performance stock units will vest, based on the number of days elapsed since the first anniversary of the grant date. If the employment of a named executive officer is terminated by reason of death or disability after the second anniversary of the date that the performance stock units were awarded, then, based on the applicable achievement of the performance goals in the first year and the cumulative two-year period, a pro rata portion of the performance stock units will vest, based on the number of days elapsed since the second anniversary of the grant date. If a named executive officer's employment is terminated for any other reason, performance stock units will be forfeited.

(2)
With respect to the performance stock units granted to Mr. Frissora on March 1, 2011, if the employment of Mr. Frissora is terminated by reason of death or disability, Mr. Frissora will retain a pro rata portion of the performance stock units, based on the number of whole months elapsed from the date of grant to termination of employment (or the third anniversary of the date of grant if earlier), and the remaining performance stock units will be forfeited. The retained performance stock units will be eligible to vest if the performance goal is achieved during the performance period and will be forfeited if the performance goal is not achieved. If Mr. Frissora's employment is terminated for any other reason, the performance stock units will be forfeited.

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EXECUTIVE COMPENSATION

(3)
In March 2012, we made price-vested stock units grants to the named executive officers pursuant to the 2008 Omnibus Plan. With respect to price-vested stock units granted to our named executive officers if the employment of any of our named executive officers is terminated by reason of death or disability on or prior to the third or fourth anniversary of the grant date, as applicable, the officer will retain 50% of the price-vested stock units granted multiplied by a fraction, which is the number of months which have elapsed since the grant date of the price-vested stock units divided by 36 or 48, as applicable, and the remaining performance stock units will be forfeited. If a named executive officer's employment is terminated for any other reason, price-vested stock units will be forfeited.

(4)
Under the 2008 Omnibus Plan, if a change in control occurs, all options shall immediately become exercisable, the restriction period on all restricted stock units shall lapse immediately prior to such change in control, and outstanding performance stock units issued to our named executive officers generally vest, unless the options or units are exchanged for or replaced by substitute awards in connection with the change in control.

(5)
Amount is payable under the Severance Plan.

(6)
Assumes that employment ends prior to the end of the fiscal year of the Corporation (a "Performance Period") under the Senior Executive Bonus Plan.

(7)
All options held by the named executive officers are currently vested under the SIP.

Supplemental Retirement Benefits upon a Termination or Change in Control

Messrs. Frissora, Sider and Zimmerman participated in the SERP II in 2013. The SERP II is described above under "Pension Benefits." Under the SERP II, if any of these executives' employment is terminated other than for cause or a voluntary resignation with respect to a change in control, then the executive will become immediately vested in the entire benefit accumulated under the SERP II even if he or she has not attained age 55 at the time of termination.

Retiree Car Benefit

As described at "Compensation Discussion and Analysis—Other Compensation Elements—Retirement Benefits," we also maintain a post-retirement assigned car benefit plan under which we provide certain executives who, at the time of retirement, are at least 58 years old and have been an employee of the Corporation for at least 20 years, with a car from our fleet and insurance on the car for the participant's benefit. In the event of a termination following a change in control as described in "Change in Control Agreements", Mr. Taride will be entitled to the retiree car benefit as set forth above.

Payments upon Termination or Change in Control

The following tables outline the value of payments and benefits that each named executive officer, other than Ms. Douglas, would receive under the various termination scenarios described above based on if (i) the termination occurred on December 31, 2013, (ii) all stock awards were paid out at $28.62, the closing price of our Corporation's common stock on December 31, 2013, (iii) for the applicable change in control, the termination occurred following the change in control ("double trigger"), (iv) no replacement awards were granted by our Compensation Committee and (v) the Compensation Committee took no further actions for any given award except as set forth under the applicable plan. In addition, the value of pension benefits that are reported under the 2013 Pension Benefits table are excluded from the below tables, except to the extent that there are any enhancements as a result of the applicable termination event.

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EXECUTIVE COMPENSATION

Mark P. Frissora

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)		Termination following a Change in Control ($)

Severance payment	0	11,462,740	0	0		11,462,740
Bonus	0	2,748,734	0	2,748,734		2,748,734
Continued healthcare benefits	0	12,110	0	0		12,110
Excise tax gross up	0	0	0	0		18,655,435
Life Insurance Payment	0	0	0	1,450,000	(1)	0
Payment for Outstanding PSUs	0	0	0	17,582,995		33,831,235
Payment for Outstanding Options	0	0	0	6,994,943		6,994,943

Total	0	14,223,584	0	28,776,672		73,705,197

(1)
Life insurance payment only payable upon death.

David J. Rosenberg

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)		Termination following a Change in Control ($)

Severance payment	0	30,455	0	0		30,455
Pro rata bonus	0	0	0	0		0
Continued healthcare benefits	0	0	0	0		0
Outplacement	0	0	0	0		0
Life Insurance Payment	0	0	0	317,000	(1)	0
Payment for Outstanding PSUs and RSUs	0	0	0	201,485		953,677
Payment for Outstanding Options	0	0	0	112,918		112,918

Total	0	30,455	0	631,403		1,097,050

(1)
Life insurance payment only payable upon death.

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EXECUTIVE COMPENSATION

Thomas C. Kennedy

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)		Termination following a Change in Control ($)

Severance payment	0	1,831,500	0	0		2,442,000
Pro rata bonus	0	561,000	0	0		561,000
Continued benefits	0	9,933	0	0		13,244	(1)
Outplacement	0	25,000	0	0		25,000
Life Insurance Payment	0	0	0	660,000	(2)	0
Payment for Outstanding PSUs	0	0	0	0		393,239
Payment for Outstanding Options	0	0	0	0		0

Total	0	2,427,433	0	660,000		3,434,483

(1)
Includes life insurance benefits in addition to healthcare benefits for covered period.

(2)
Life insurance payment only payable upon death.

Scott P. Sider

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)		Termination following a Change in Control ($)

Severance payment	0	2,612,933	0	0		2,612,933
Pro rata bonus	0	561,000	0	0		561,000
Continued benefits	0	12,642	0	0		12,642	(1)
SERP II Increase	0	—	0	0		2,985,800
Outplacement	0	25,000	0	0		25,000
Life Insurance Payment	0	0	0	660,000	(2)	0
Payment for Outstanding PSUs	0	0	0	3,160,870		7,113,463
Payment for Outstanding Options	0	0	0	1,359,939		1,359,939

Total	0	3,211,575	0	5,180,809		14,670,777

(1)
Includes life insurance benefits in addition to healthcare benefits for covered period.

(2)
Life insurance payment only payable upon death.

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EXECUTIVE COMPENSATION

Michel Taride

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)		Termination following a Change in Control ($)

Severance payment	0	3,174,645	0	0		3,811,315
Pro rata bonus	0	502,371	0	0		502,371
Continued benefits	0	52,640	0	0		65,800	(1)
Outplacement	0	25,000	0	0		25,000
Life Insurance Payment	0	0	0	2,511,856	(2)	0
Payment for Outstanding PSUs	0	0	0	2,101,288		4,570,510
Payment for Outstanding Options	0	0	0	1,205,513		1,205,513
Retiree Car Benefit	0	0	0	243,000		0

Total(3)	0	3,754,656	0	6,061,657		10,180,509

(1)
Includes life insurance benefits in addition to healthcare benefits for covered period.

(2)
Life insurance payment only payable upon death.

(3)
Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the spot exchange rate of 1.657413.

J. Jeffrey Zimmerman

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)	Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)		Termination following a Change in Control ($)

Severance payment	0	1,466,308	0	0		1,466,308
Pro rata bonus	0	390,000	0	0		390,000
Continued benefits	0	9,551	0	0		9,551	(1)
SERP II Increase	0	0	0	0		554,800
Outplacement	0	25,000	0	0		25,000
Excise tax gross up	0	0	0	0		3,272,461
Life Insurance Payment	0	0	0	520,000	(2)	0
Payment for Outstanding PSUs	0	0	0	1,968,810		4,314,767
Payment for Outstanding Options	0	0	0	1,087,920		1,087,920

Total	0	1,890,859	0	3,576,730		11,120,807

(1)
Includes life insurance benefits in addition to healthcare benefits for covered period.

(2)
Life insurance payment only payable upon death.

58    Hertz Global Holdings, Inc. 2014 Proxy Statement

ANNUAL MEETING PROPOSALS: SAY ON PAY

PROPOSAL 2: APPROVAL, BY A NON-BINDING ADVISORY VOTE,
OF THE NAMED EXECUTIVE OFFICERS' COMPENSATION

We are offering you a non-binding, advisory vote to approve the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis and the related narrative and tabular disclosures, also known as a "Say on Pay" vote.

As detailed in the Compensation Discussion and Analysis, our compensation strategy is "pay for performance." We have designed our compensation programs to: (i) properly incentivize our senior executives to accomplish our short- and long-term objectives, (ii) be in line with similar pay practices and overall compensation levels at other, similarly-situated companies, (iii) reward our senior executives for not only their individual performance, but the performance of their business unit and the Corporation overall and (iv) retain our senior executives, who are highly sought after for their business acumen. In addition, as further detailed in the Compensation Discussion and Analysis, we continually revise our pay practices to be in line with market practices and compensation norms.

Accordingly, you may cast an advisory vote on the following resolution at the 2014 annual meeting:

"RESOLVED, that the compensation awarded to the named executive officers as disclosed in the Compensation Discussion and Analysis, Summary Compensation Table and related tabular and narrative disclosures in this proxy statement is hereby APPROVED."

Effect of Proposal

The effect of the Say on Pay vote is advisory only and non-binding. However, the Board will consider the results of the vote in determining the compensation of our named executive officers and our compensation programs generally. The Board values the opinions of our stockholders and is committed to considering their opinions in making decisions. If any stockholder wishes to communicate with the Board regarding executive compensation, the Board can be contacted using the procedures outlined in "Stockholder Communications with the Board" set forth in this proxy statement.

Required Vote to Approve the Proposal

A majority of shares present and entitled to vote is required to approve the proposal. Under applicable Delaware law, abstentions are counted as shares entitled to vote at the annual meeting and therefore will have the same effect as a vote "against" this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

The Board recommends a vote FOR approval, by a non-binding advisory vote, of the named executive officers' compensation.

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ANNUAL MEETING PROPOSALS: BOARD DECLASSIFICATION

PROPOSAL 3: APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

Background On Proposal

Since our initial public offering in 2006, our Board has been divided into three classes, with each class of directors elected for a three-year term. As part of our regular discussions on corporate governance issues, and as part of our feedback from our stockholders, our Board evaluated the classified board structure and took into account arguments both for and against the continuation of a classified board.

In particular, classified boards ensure that, at any given time, a significant number of directors have substantial experience as directors of the Corporation. Classified boards also provide the Corporation with time to solicit additional bids in hostile takeover situations.

Nevertheless, the Board is aware that many institutional investors perceive annually elected boards as increasing accountability to stockholders. Our Board is also cognizant that many other public companies of our size have eliminated their classified board structures in recent years.

After weighing these considerations, and after taking into account the views and feedback of our stockholders, our Board has determined that the elimination of its classified board structure is in the best interests of the Corporation and its stockholders. The Board has approved and is submitting for stockholder approval an amendment to Article Fifth of the Corporation's Amended and Restated Certificate of Incorporation (the "Charter Amendment") that would provide for the annual election of directors after a phase-in period described below.

Effect of the Charter Amendment

If the proposed Charter Amendment is adopted, each director elected or appointed at or before the 2014 annual meeting of stockholders would continue to serve out his or her three-year term, but each of the directors elected by stockholders at or after the 2015 annual meeting of stockholders will be elected to a one-year term that will expire at the next annual meeting of stockholders. Accordingly, if the Charter Amendment is approved, all directors will be elected on an annual basis beginning at the 2017 annual meeting of stockholders and the Board will be fully declassified.

Furthermore, Article Fifth of the Corporation's Amended and Restated Certificate of Incorporation provides that directors may be removed only for cause, and then upon the affirmative vote of 50% of the Corporation's stockholders entitled to vote thereon. However, Delaware law provides that the directors of a corporation without a classified board may be removed with or without cause. In order to conform to Delaware law, the proposed Charter Amendment provides that all directors may be removed with or without cause beginning at the 2017 annual meeting upon the affirmative vote of at least a majority of the Corporation's stockholders entitled to vote thereon.

The text of the proposed Charter Amendment, which would amend Article Fifth of the Corporation's Amended and Restated Certificate of Incorporation, is attached as Annex A to this proxy statement.

Required Vote to Approve the Charter Amendment

Approval of the Charter Amendment requires an affirmative vote of holders of at least two-thirds of the votes to which all the stockholders of the Corporation would be entitled to cast at the annual meeting. Under applicable Delaware law, abstentions are counted as shares present and entitled to vote at the annual meeting and therefore will have the same effect as a vote "against" this proposal. Similarly, broker non-votes will have the same effect as a vote "against" this proposal. If this proposal is approved by the required stockholder vote, the Board will take the necessary steps to amend our Amended and Restated Certificate of Incorporation as set forth in Annex A. If the Charter Amendment does not receive this level of stockholder approval, the Charter Amendment will not be implemented and the Corporation's current classified board structure will remain in place.

The Board recommends a vote FOR approval of an amendment to our amended and restated certificate of incorporation to provide for the annual election of directors

60    Hertz Global Holdings, Inc. 2014 Proxy Statement

ANNUAL MEETING PROPOSALS: POTENTIAL REVERSE STOCK SPLIT

PROPOSAL 4: APPROVAL OF A POTENTIAL AMENDMENT TO OUR AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND AUTHORIZE
OUR BOARD OF DIRECTORS TO SELECT THE RATIO OF THE REVERSE STOCK SPLIT AS SET
FORTH IN THE AMENDMENT

Background and Purpose of the Potential Reverse Stock Split

Earlier this year, we announced that we were in the process of exploring a separation of our worldwide equipment rental business (a "Strategic Transaction"), which is primarily conducted through our Hertz Equipment Rental Corporation ("HERC") subsidiary. As part of the evaluation of a Strategic Transaction, we are evaluating a number of options regarding HERC, including, but not limited to, a potential reverse spin-off (a "Reverse Spin"). Based on discussions with our financial advisers, we believe that if we were to complete a Reverse Spin, the trading price of our common stock after the Reverse Spin may be significantly lower than the current market price due to the fact that rental car business will no longer be a part of the Corporation.

We intend for our common stock to remain attractive to investors that may have limitations on owning lower-priced stocks. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in lower-priced stocks or tend to discourage individual brokers from recommending lower-priced stocks to their customers or clients. In addition, some of those policies and practices may function to make the processing of trades in lower-priced stocks economically unattractive to brokers. Moreover, because brokers' commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a lower average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that if we engage in a Reverse Spin, the reverse stock split will make our common stock a more attractive and cost effective investment for many investors, which is expected to enhance liquidity for the holders of our common stock.

We believe that approval of a number of alternative ratios of the reverse stock split as opposed to one specific ratio of the reverse stock split provides the Board with the flexibility to achieve the purposes of the reverse stock split based on the expected value and trading ranges of our common stock at a point in time closer to completion of the Reverse Spin, if it occurs, and allows us to evaluate all options with respect to the terms and form of a Strategic Transaction other than a Reverse Spin.

Board Discretion to Implement the Reverse Stock Split

Approval of this proposal authorizes the Board to select among a range of reverse stock split ratios within the amendment to our Amended and Restated Certificate of Incorporation, which is set forth in Annex B to this proxy statement. The Board expects to implement the reverse stock split only in connection with a Reverse Spin where the reverse stock split would be in the best interests of the Corporation and its stockholders. While the results of the stockholder vote on this proposal will not affect the Board's decision to continue our evaluation of any Strategic Transaction, if a Strategic Transaction does not occur, the Board will not implement the reverse stock split.

No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the proposal is approved by stockholders and the Board determines to implement the reverse stock split, we would communicate to the public, prior to the effective date of the reverse stock split, additional details regarding the reverse stock split (including the final reverse stock split ratio, as determined by the Board). The Board reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that the proposal is no longer in the best interests of the Corporation or its stockholders.

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ANNUAL MEETING PROPOSALS: POTENTIAL REVERSE STOCK SPLIT

Risks Associated with the Reverse Stock Split

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

Impact of the Proposed Reverse Stock Split If Implemented

The reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder's percentage ownership interests or proportionate voting power, except to the extent that the reverse stock split could result in any of our stockholders receiving cash in lieu of a fractional share. As described below, stockholders otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split stockholders to the extent there are presently stockholders who would otherwise receive less than one share of our common stock after the reverse stock split. The other principal effects of the reverse stock split will be that:

  •
  the number of issued and outstanding and treasury shares of our common stock will be reduced proportionately based on the final reverse stock split ratio of an integral ratio between 1-for-2 to 1-for-10 inclusive, as determined by the Board;

  •
  based on the final reverse stock split ratio, the per share exercise price of all outstanding option awards will be increased proportionately and the number of shares of our common stock issuable upon the exercise of all outstanding option awards and the vesting of all unvested stock units (including restricted stock units and performance stock units) will be reduced proportionately. These adjustments will result in approximately the same aggregate exercise price being required to be paid for all outstanding option awards upon exercise, although the aggregate number of shares issuable upon the exercise of such option awards will be reduced proportionately following the reverse stock split;

  •
  the number of shares reserved for issuance and any maximum number of shares with respect to which equity awards may be granted to any participant under the Corporation's equity-based compensation plans will be reduced proportionately based on the final reverse stock split ratio; and

  •
  in addition, the reverse stock split will likely increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in executing sales.

Authorized Shares of Common Stock

The reverse stock split will not change the number of authorized shares of our common stock under our Amended and Restated Certificate of Incorporation. Because the number of shares of issued common stock, including shares held in the Corporation's treasury, will decrease as a result of the reverse stock split, the number of shares of common stock available for issuance will increase. The increase is due to the reduction in shares outstanding as a result of the reverse stock split without a corresponding reduction in the number of shares of common stock authorized. Under our Amended and Restated Certificate of Incorporation, our authorized capital stock consists of 2,000,000,000 shares of

62    Hertz Global Holdings, Inc. 2014 Proxy Statement

ANNUAL MEETING PROPOSALS: POTENTIAL REVERSE STOCK SPLIT

common stock, par value $0.01, and 200,000,000 shares of preferred stock, par value $0.01.

As of March 21, 2014, we had 447,693,207 shares of common stock outstanding and the ability to issue approximately 1,552,306,793 shares. Consequently, if the ratio for the reverse stock split is 1-for-2, the number of shares available for us to issue would increase to approximately 1,776,153,397 shares and if the ratio is 1-for-10 the number of shares available for us to issue would increase to approximately 1,955,230,680 shares. Other reverse stock split ratios for which stockholder approval is being sought would result in a number of authorized but unissued shares between 1,776,153,397 and 1,955,230,680, and in all cases there would be a substantial number of shares available for issuance. The effect of any issuance of our common stock after a reverse stock split could be dilutive to existing stockholders and could reduce their relative economic and/or voting interests in our Corporation. Except as required under NYSE rules, we would not need further stockholder authorization to issue additional shares of our common stock.

Except for the shares issuable from (i) the exercise or conversion of outstanding options, (ii) the number of shares deliverable upon settlement or vesting of restricted stock units or performance stock units, and (iii) the number of shares deliverable upon conversion of our 5.25% Convertible Notes due 2014, we do not currently have any plans, proposals or arrangements to issue any of our authorized but unissued shares of common stock. The issuance of any shares pursuant to the preceding sentence were all well within the number of shares authorized and available prior to the proposed reverse stock split.

By increasing the number of authorized but unissued shares of our common stock, the reverse stock split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of the Corporation by causing such additional authorized but unissued shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Corporation or its stockholders. The reverse stock split, therefore, may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the reverse stock split may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The reverse stock split may have the effect of permitting our current management, including the current Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Corporation's business. However, the Board has not approved the reverse stock split with the intent that it be utilized as a type of anti-takeover device.

Fractional Shares

Our stockholders will not receive fractional shares in connection with the reverse stock split. Instead, our transfer agent will aggregate all fractional shares and sell them as soon as practicable after at the then-prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent would conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of our common stock. After the transfer agent's completion of such sale, stockholders would receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale.

No transaction costs will be assessed on stockholders for the cash payment. Stockholders will not be entitled to receive interest for the period of time between the effective time of the reverse stock split and the date payment is made for their fractional share interest in our common stock.

Shares of common stock held in registered form (that is, stock held by you in your own name in the stock register records maintained by our transfer agent) and stock held in "street name" (that is, stock held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and will not be aggregated when effecting the reverse stock split. Banks, brokers or other nominees may apply their own specific procedures for processing the reverse stock split. If you hold your shares in street name through a bank,

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ANNUAL MEETING PROPOSALS: POTENTIAL REVERSE STOCK SPLIT

broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Stockholders

All of our stockholders hold their shares electronically in book-entry form. Therefore, no action is required on the part of any stockholder to receive their post-reverse stock split shares of our common stock or their cash payment in lieu of any fractional interest, if applicable.

Accounting Matters

The amendment to our Amended and Restated Certificate of Incorporation will not affect the par value of our common stock per share, which will remain $0.01 par value per share. As a result, as of the effective time of the reverse stock split, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the reverse stock split. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Required Vote to Approve the Reverse Stock Split

Approval of the reverse stock split requires an affirmative vote of holders of at least a majority of the votes to which all of the stockholders of the Corporation would be entitled to cast at the annual meeting. Under applicable Delaware law, abstentions are counted as shares present and entitled to vote at the annual meeting and therefore will have the same effect as a vote "against" this proposal. Similarly, broker non-votes will have the same effect as a vote "against" this proposal.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the reverse stock split to U.S. Holders (as defined below) of our common stock.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change or to different interpretation, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law (such as banks or other financial institutions, insurance companies, dealers in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, former citizens or residents of the U.S., partnerships or other pass-through entities (or investors therein), persons that hold our common stock as part of a straddle, hedge, conversion or other integrated transaction, non-U.S. trusts and estates that have U.S. beneficiaries, persons subject to the alternative minimum tax, U.S. Holders that have a "functional currency" other than the U.S. dollar, "controlled foreign corporations," or "passive foreign investment companies"). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal tax considerations other than U.S. federal income tax considerations (such as gift tax considerations).

This summary is for general information only. This summary is not binding on the Internal Revenue Service ("IRS") or a court. We have not sought, and do not intend to seek, any tax opinion from counsel or ruling from the IRS with respect to any of the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements, or that a contrary position taken by the IRS would not be sustained by a court.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSIDERATIONS RELATING TO THE REVERSE STOCK SPLIT IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

As used in this discussion, the term "U.S. Holder" means a beneficial owner of common stock that, for

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ANNUAL MEETING PROPOSALS: POTENTIAL REVERSE STOCK SPLIT

U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the U.S., (ii) a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (x) with respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes is the beneficial owner of our common stock, the tax treatment of a partner will depend in part upon the status and activities of the entity and of the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the reverse stock split.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a U.S. Holder upon the exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor, reduced by any amount allocable to a fractional share for which cash is received. A U.S. Holder's holding period in the post-reverse stock split shares will include the period during which the U.S. Holder held the pre-reverse stock split shares exchanged therefor.

In general, the receipt of cash by a U.S. Holder instead of a fractional share interest in the post-reverse stock split shares will result in a taxable gain or loss to such U.S. Holder for U.S. federal income tax purposes. The amount of the taxable gain or loss to the U.S. Holder will be determined based upon the difference between the amount of cash received by such U.S. Holder and such holder's basis in its applicable pre-reverse stock split share or shares. The gain or loss recognized will constitute capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder's holding period is greater than one year as of the effective date of the reverse stock split. There are limitations on the deductibility of capital losses under the Code.

The Board recommends a vote FOR approval of a potential amendment to our amended and restated certificate of incorporation to effect a reverse stock split and authorize our board of directors to select the ratio of the reverse stock split as set forth in the amendment.

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ANNUAL MEETING PROPOSALS: AUDITOR APPROVAL

PROPOSAL 5: RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2014

Our Audit Committee has appointed PricewaterhouseCoopers LLP as the Corporation's independent registered public accounting firm for the Corporation for 2014. Our Audit Committee believes that PricewaterhouseCoopers LLP is well-qualified.

PricewaterhouseCoopers LLP has served as the independent registered public accounting firm for the Corporation since 2005 and for Hertz since 1987. We are not required to have our stockholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, but we are doing so because we believe it is a good corporate practice. The Audit Committee will consider, but is not obligated to abide by, the outcome of this vote in determining whether to engage PricewaterhouseCoopers LLP in 2015 or another independent registered public accounting firm without submitting the matter to our stockholders. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

Required Vote to Approve the Proposal

A majority of shares present and entitled to vote is required to approve the proposal. Under applicable Delaware law, abstentions are counted as shares entitled to vote at the annual meeting and therefore will have the same effect as a vote "against" this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

The Board recommends a vote FOR ratification of the selection of
PricewaterhouseCoopers LLP as the Corporation's independent registered public accounting firm for the year 2014.

66    Hertz Global Holdings, Inc. 2014 Proxy Statement

AUDITOR INFORMATION

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The Corporation's fees for services performed by its principal accounting firm, PricewaterhouseCoopers LLP, during fiscal years 2013 and 2012 were as follows:

	2013	2012

	(dollars in thousands)
Audit fees(1)	$10,484	$8,088
Audit-related fees(2)	1,076	979
Tax fees(3)	642	560
All other fees	4	3

Total	$12,206	$9,630

(1)
Audit fees were for services rendered in connection with the audit of the financial statements included in the Annual Reports of the Corporation and Hertz on Form 10-K, reviews of the financial statements included in the Corporation and Hertz's Quarterly Reports on Form 10-Q, attestation of the effectiveness of our internal controls over financial reporting, statutory audits, and providing comfort letters in connection with our financing transactions.

(2)
Audit-related fees were for services rendered in connection with due diligence, assurance services, and employee benefit plan audits.

(3)
Tax fees related to our Like Kind Exchange Program and tax audit assistance.

Our Audit Committee's charter requires the Audit Committee to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm; however, the Audit Committee is permitted to delegate pre-approval authority to the Chair of the Audit Committee, who must then provide a report to the full Audit Committee at its next scheduled meeting. All audit and non-audit fees were pre-approved by the Audit Committee in 2013. In February of 2014, the Audit Committee adopted a revised pre-approval policy setting forth the types of services and amounts subject to pre-approval for the 2014 fiscal year.

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AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management of the Corporation and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Corporation, the audited financial statements of the Corporation for the fiscal year ended December 31, 2013 (the "Audited Financial Statements").

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as in effect on the date of this proxy statement.

The Audit Committee has: (i) considered whether non-audit services provided by PricewaterhouseCoopers LLP are compatible with its independence; (ii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence; and (iii) discussed with PricewaterhouseCoopers LLP its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors of the Corporation that the Audited Financial Statements be included in the 2013 Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

THE AUDIT COMMITTEE
Carl T. Berquist, Chair Michael J. Durham Michael F. Koehler Henry C. Wolf

68    Hertz Global Holdings, Inc. 2014 Proxy Statement

BENEFICIAL OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS, DIRECTORS AND OFFICERS

The following table sets forth information as of March 15, 2014, unless another date is specified below, with respect to the ownership of the common stock of the Corporation by:

  •
  each person known to own beneficially more than 5% of the common stock of the Corporation;

  •
  each of the directors of the Corporation;

  •
  each of the executive officers named in the Summary Compensation Table; and

  •
  all of the Corporation's executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. As of March 14, 2014 we had 447,671,219 shares of our common stock outstanding.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to the Corporation's knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Hertz Global Holdings, Inc., 999 Vanderbilt Beach Road, Naples, FL 34108.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent

Wellington Management Company, LLP(1)	29,143,043	6.49%
The Vanguard Group(2)	23,684,793	5.27%
Directors and Executive Officers(6)
Barry H. Beracha(3)	123,429	**%
Carl T. Berquist(3)(5)	127,276	**%
Michael J. Durham(3)	97,429	**%
Carolyn N. Everson	7,988	**%
Debra J. Kelly-Ennis	7,913	**%
Michael F. Koehler	23,583	**%
Philippe P. Laffont	28,578	**%
Linda Fayne Levinson	16,583	**%
George W. Tamke	18,890	**%
Henry C. Wolf(3)	93,429	**%
Mark P. Frissora(4)(7)	6,128,395	1.37%
Elyse Douglas(7)(8)	642,469	**%
David J. Rosenberg(7)	12,414	**%
Thomas C. Kennedy(7)	41,000	**%
Scott P. Sider(7)	302,938	**%
J. Jeffrey Zimmerman(7)	488,006	**%
Michel Taride(7)	404,227	**%
All directors and executive officers as a group (22 persons)	9,127,106	2.04%

**
Less than 1%

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BENEFICIAL OWNERSHIP AND OTHER MATTERS

(1)
A report on Schedule 13G/A, filed February 14, 2014, disclosed that Wellington Management Company, LLP, an investment adviser, was the beneficial owner of 29,143,043 shares of common stock as of December 31, 2013. Wellington Management Company, LLP has reported that it has (i) sole power to vote or direct the vote of 0 shares of common stock, (ii) sole power to dispose or direct the disposition of 0 shares of common stock, (iii) shared power to vote or to direct the vote of 19,737,335 shares of common stock and (iv) shared power to dispose of or to direct the disposition of 29,143,043 shares of common stock. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210. All information regarding Wellington Management Company, LLP is based on that entity's report on Schedule 13G/A, filed February 14, 2014.

(2)
A report on Schedule 13G, filed February 11, 2014, disclosed that The Vanguard Group, an investment adviser, was the beneficial owner of 23,684,793 shares of common stock as of December 31, 2013. The Vanguard Group has reported that it has (i) sole power to vote or direct the vote of 384,390 shares of common stock, (ii) sole power to dispose of or direct the disposition of 23,350,803 shares of common stock and (iii) shared power to dispose of or to direct the disposition of 333,990 shares of common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. All information regarding The Vanguard Group is based on that entity's report on Schedule 13G, filed February 11, 2014.

(3)
Includes director stock options which are currently exercisable. Messrs. Beracha, Berquist, Durham and Wolf each hold currently exercisable director stock options to purchase 23,350 shares.

(4)
Includes 785 shares held by Mr. Frissora's daughter and shares and equity awards held by the Mark P. Frissora Revocable Trust and the Jennifer Frissora Revocable Trust.

(5)
Includes the following phantom shares issued under the Director Compensation Policy: (i) 50,847 for Mr. Berquist, (ii) 3,038 for Ms. Everson, (iii) 2,963 for Ms. Kelly-Ennis and (iv) 997 for Mr. Laffont.

(6)
Includes employee and/or director stock options held directly by the beneficial owner which are currently exercisable or which will become exercisable within sixty days; restricted stock units reported as owned outright or which will vest within sixty days; phantom shares issued under the Director Compensation Policy; and any shares that were purchased pursuant to the Corporation's employee stock purchase plan.

(7)
The number of options which each named executive officer can exercise within 60 days is as follows: Mr. Frissora 3,568,159, Ms. Douglas 498,870, Mr. Rosenberg 5,062, Mr. Kennedy 0, Mr. Sider 161,431, Mr. Taride 253,325, Mr. Zimmerman 383,657.

(8)
The beneficial ownership amounts reported for Ms. Douglas are as of December 31, 2013.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

During 2013, Messrs. Beracha, Berquist and Tamke and Mses. Everson and Fayne Levinson served as members of our former CN&G Committee and Compensation Committee. None of these individuals: (i) served as an officer or employee of the Corporation during 2013 or (ii) was formerly an officer of the Corporation, with the exception of Mr. Tamke, who was an officer of the Corporation prior to our initial public offering in 2006.

During the year 2013: (i) none of our executive officers served as a member of a compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served on our CN&G or Compensation Committee; (ii) none of our executive officers served as a director of another entity, any of whose executive officers served on our CN&G or Compensation Committee; and (iii) none of our executive officers served as a member of the compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served as one of our directors.

70    Hertz Global Holdings, Inc. 2014 Proxy Statement

BENEFICIAL OWNERSHIP AND OTHER MATTERS

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by the Corporation's directors, executive officers and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, all reports required to be filed by the Corporation's reporting persons during 2013 were filed on time, except that due to either inadvertent errors in timely reporting information to the Corporation or administrative error, Philippe P. Laffont, Naren Srinivasan and Henry C. Wolf filed late Form 4s.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Corporation has not adopted formal policies and procedures specifically designed to address the review and approval of transactions with related parties. However, the Board has adopted the written Directors' Code of Conduct applicable to the Board and the Corporation has adopted the written Standards of Business Conduct, which require all employees, officers and directors to avoid conflicts of interests.

The Directors' Code of Conduct is applicable to all Board members and provides guidance for handling unforeseen situations which may arise, including conflicts of interest. Pursuant to the Directors' Code of Conduct, a conflict of interest may arise when a Board member's private interest interferes in any way—or even appears to interfere—with the interests of the Corporation as a whole. The Directors' Code of Conduct specifies that a conflict of interest may include, among other things, the following:

  •
  when a Board member or a member of his or her family takes actions or has interests that may make it difficult for the Board member to make decisions on behalf of the Corporation objectively and effectively;

  •
  where a Board member or a member of his or her family has a financial interest in, or is engaged, directly or indirectly, in the management of an organization that deals with the Corporation as a supplier, contractor, purchaser or distributor of the Corporation's products or services, or is a competitor; and

  •
  where a Board member renders services to another organization or individual as an employee, agent, consultant or director if the organization or individual is doing or seeking to do business with the Corporation or is a competitor.

Pursuant to the Directors' Code of Conduct, any member of our Board who believes he or she has an actual or potential conflict of interest with us is obligated to notify the Chair of the Nominating and Governance Committee as promptly as practicable. That member should not participate in any decision by our Board, or any committee of our Board, that in any way relates to the matter that gives rise to the conflict or potential conflict of interest until the issue has been resolved to the satisfaction of the Chair of the Nominating and Governance Committee or the Board.

The Standards of Business Conduct are applicable to all employees, officers and directors of the Corporation and its subsidiaries. The Standards of Business Conduct generally prohibit employees from maintaining outside business or financial interests or engaging in outside business or financial activity that conflicts with the interests of the Corporation.

The following is a description of certain relationships and transactions that existed or that we have entered into with our directors, major stockholders and certain other related persons since the beginning of 2013, as well as certain other transactions.

Stockholders' Agreement; Registration Rights Agreement

The Corporation was party to a Stockholders' Agreement (the "Stockholders' Agreement") which contained agreements that entitled investment funds associated with or designated by the Sponsors the ability to nominate directors to the Corporation's Board. The Corporation was also party to a registration rights agreement (the "Registration Rights Agreement") with investment funds associated with or designated by the Sponsors. The Registration Rights Agreement granted to certain of these investment funds the right to cause the Corporation, at its own expense, to use its best efforts to register such securities held by the investment funds for public resale, subject to certain limitations. In connection with the secondary offering of common stock in May of 2013, which resulted in the Sponsors holding de minimis amounts of our common stock, the Corporation entered into a termination letter agreement with the Sponsors, pursuant to which,

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OTHER MATTERS

effective as of May 9, 2013, the Stockholders' Agreement and the Registration Rights Agreement were terminated, except that certain indemnification obligations set forth in the Registration Rights Agreement survived termination.

Indemnification Agreements

The Corporation, along with Hertz, is a party to customary indemnification agreements with the Sponsors and stockholders of the Corporation that are affiliated with the Sponsors, pursuant to which the Corporation and Hertz will indemnify the Sponsors, our stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

The Corporation is a party to indemnification agreements with each of its directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under the Corporation's By-Laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Financing Arrangements with Related Parties

Affiliates of Merrill Lynch & Co. (which owned over 5% of our common stock until March 12, 2013), including Bank of America, N.A. and certain of its affiliates, have provided various investment and commercial banking and financial advisory services to us for which they have received customary fees and commissions. In addition, these parties have acted as agents, lenders, purchasers and/or underwriters to us under our respective financing arrangements, for which they have received customary fees, commissions, expenses and/or other compensation. More specifically, these parties have acted in the following capacities, or similar capacities, with respect to our financing arrangements: lenders and/or agents under the Senior Credit Facilities, the U.S. Fleet Financing Facility and certain of the U.S. Fleet Variable Funding Notes; purchasers and/or underwriters under the Senior Notes and certain of the U.S. Fleet Medium Term Notes; and structuring advisors and/or agents under the U.S. ABS Program (as those terms are defined in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013). As of December 31, 2013 none of our outstanding debt was with related parties.

Relocation Program

As discussed under "Compensation Discussion and Analysis—Other Compensation Elements—Corporate Headquarters Relocation", we provided relocation assistance to our employees in connection with the relocation of our corporate headquarters from Park Ridge, New Jersey to Estero, Florida. In connection with the relocation program, we entered into an agreement with a third-party provider of relocation services, part of which included purchases of the current residences of eligible employees on our behalf. Consistent with the practices of other, similarly-situated companies that undergo relocations, the purchase price of each of the residences was determined by obtaining multiple appraisals, which were averaged for the third-party's purchase price. The total amount that we spent under the program during 2013 was $3.1 million for the executive officers. The Compensation Committee approved the program.

Other Relationships

In connection with our car and equipment rental businesses, we enter into millions of rental transactions every year involving millions of customers. In order to conduct those businesses, we also procure goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with the Sponsors or members of our Board. We believe that all such rental and procurement transactions have been conducted on an arms-length basis and involved terms no less favorable to us than those that we believe we would have obtained in the absence of such affiliation. It is our management's policy to bring to the attention of our Board any transaction with a related party, even if the transaction arises in the ordinary course of business, if the terms of the transaction would be less favorable to us than those to which we would agree to in normal commercial circumstances. For additional information regarding our transactions with companies of which certain of our independent directors are executive officers, see "Board Independence."

72    Hertz Global Holdings, Inc. 2014 Proxy Statement

OTHER MATTERS

OTHER BUSINESS

Our Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting is properly presented, the holders of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

PROPOSALS FOR 2015

The Corporation will review for inclusion in next year's proxy statement stockholder proposals received by December 18, 2014. Proposals should be sent to J. Jeffrey Zimmerman, Executive Vice President, General Counsel and Secretary of the Corporation at 999 Vanderbilt Beach Road, Naples, FL 34108.

Stockholder proposals, including nominations for directors, not included in next year's proxy statement may be brought before the 2015 annual meeting of stockholders by a stockholder of the Corporation who is entitled to vote at the meeting, who has given a written notice to the Executive Vice President, General Counsel and Secretary of the Corporation containing certain information specified in the By-Laws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than January 14, 2015 and no later than February 13, 2015, except that if the 2015 annual meeting of stockholders is held before April 14, 2015 or after July 25, 2015, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the date of such annual meeting or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made.

Our By-Laws require that stockholder recommendations for nominees to the Board must include the name of the nominee or nominees, information regarding the nominee or nominees that would be required to be included in a proxy statement for the election of directors and a consent signed by the nominee or nominees evidencing consent to be named in the proxy statement and willingness to serve on the Board of Directors, if elected.

ANNUAL REPORT FOR 2013

The Corporation's annual report to stockholders for the year 2013 is being made available on April 17, 2014 to persons who were stockholders of record as of March 21, 2014, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies.

By order of the Board of Directors,

J. Jeffrey Zimmerman Executive Vice President, General Counsel and Secretary

Park Ridge, New Jersey
April 11, 2014

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Annex A

TEXT OF PROPOSED AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

Article FIFTH is proposed to be amended as follows, with additions underlined and deletions marked by ~~strikethroughs~~:

Article FIFTH

(a)   The directors of the Corporation, subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors, until the election of directors at the 2017 annual meeting of stockholders, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, shall be classified with respect to the time for which they severally hold office into three classes of directors, Class I, Class II and Class III ~~as nearly equal in number as possible~~. ~~One class's initial term will expire at the first~~ Directors in Class III shall have a term expiring at the 2015 annual meeting of ~~the~~ stockholders ~~following the effectiveness of this Amended and Restated Certificate of Incorporation, another class's initial term will expire at the second~~, the directors in Class I shall have a term expiring at the 2016 annual meeting of ~~the stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation and another class's initial term will expire at the third~~ stockholders and the directors in Class II shall have a term expiring at the 2017 annual meeting of stockholders ~~following the effectiveness of this Amended and Restated Certificate of Incorporation~~, with directors of each class to hold office until their successors are duly elected and qualified, provided that the term of each director shall ~~continue until the election and qualification of a successor and~~ be subject to such director's earlier death, resignation or removal. At each annual meeting of stockholders ~~of the Corporation beginning~~commencing with the ~~first~~2015 annual meeting of stockholders ~~following the filing of this Amended and Restated Certificate of Incorporation, subject~~, successors to ~~any rights of the holders of shares of any class or series of Preferred Stock, the successors of the~~ the class of directors whose ~~term expires~~ terms expire at that annual meeting of stockholders shall be elected for a one-year term, with directors of each class to hold office ~~for a term expiring at the~~ until their successors are duly elected and qualified, provided that the term of each director shall be subject to such director's earlier death, resignation or removal. From and after the election of directors at the 2017 annual meeting of stockholders ~~held in the third year following the year of their election. In the case of any increase or decrease, from time to time, in the number of directors of the Corporation, the number of directors in each class shall be apportioned as nearly equal a possible~~, the Board of Directors shall cease to be classified. No decrease in the number of directors shall shorten the term of any incumbent director.

(d)   Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, a director may be removed from office only ~~for cause and only~~ by the affirmative vote of holders of at least a majority of the votes to which all the stockholders of the Corporation would be entitled to cast in any election of directors or class of directors, provided that until the 2017 annual meeting of stockholders, each director may only be removed for cause in this manner.

(e)   Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, and except as otherwise provided by law, any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification, removal of any director or from any other cause shall be filled solely by a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director~~.~~, provided that prior to the 2017 annual meeting of stockholders, any director elected to fill a newly created directorship that results from an increase in the number of directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders, and any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Hertz Global Holdings, Inc. 2014 Proxy Statement    A-1

Annex B

TEXT OF PROPOSED AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Section (a) of Article FOURTH is proposed to be amended by adding a second paragraph which reads as follows:

"Reverse Stock Split. Effective upon the effective time of this Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Split Effective Time"), the shares of Common Stock issued and outstanding immediately prior to the Split Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Split Effective Time are reclassified into a smaller number of shares such that each [two] [three] [four] [five] [six] [seven] [eight] [nine] [ten] shares of Common Stock immediately prior to the Split Effective Time shall be automatically reclassified into one share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued in the reclassification and, in lieu thereof any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Split Effective Time, shall be entitled to receive a cash payment equal to the fair value thereof, as determined in good faith by the Board of Directors. Each stock certificate that, immediately prior to the Split Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Split Effective Time shall, from and after the Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Split Effective Time)."

Hertz Global Holdings, Inc. 2014 Proxy Statement    B-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01SRVE 1 U P X + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IMPORTANT ANNUAL MEETING INFORMATION 01 - Michael J. Durham 02 - Mark P. Frissora 03 - Henry C. Wolf 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain For Against Abstain 2. Approval, by a non-binding advisory vote, of the named executive officers’ compensation 4. Approval of a potential amendment to our amended and restated certificate of incorporation to effect a reverse stock split and authorize our board of directors to select the ratio of the reverse stock split as set forth in the amendment For Against Abstain 3. Approval of an amendment to our amended and restated certificate of incorporation to provide for the annual election of directors 5. Ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the year 2014 MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 1234 5678 9012 345 MMMMMMM 1 9 6 6 0 4 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ Admission Ticket Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 14, 2014. Vote by Internet • Go to www.investorvote.com/HTZ • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

. 2014 Annual Meeting of Stockholders The Ritz Carlton, Naples 280 Vanderbilt Beach Road Naples, FL 34108 Proxy Solicited by the Board of Directors for the 2014 Annual Meeting of Stockholders Mark P. Frissora, Thomas C. Kennedy and J. Jeffrey Zimmerman, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2014 Annual Meeting of Stockholders of Hertz Global Holdings, Inc. to be held on May 14, 2014 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted in accordance with the direction of the stockholder set forth below. If no such directions are indicated, the Proxies will have the authority to vote FOR Proposal 1, the election of Michael J. Durham, Mark P. Frissora and Henry C. Wolf; FOR Proposal 2, approval, by a non-binding advisory vote, of the named executive officers’ compensation; FOR Proposal 3, approval of an amendment to our amended and restated certificate of incorporation to provide for the annual election of directors; FOR Proposal 4, approval of a potential amendment to our amended and restated certificate of incorporation to effect a reverse stock split and authorize our board of directors to select the ratio of the reverse stock split as set forth in the amendment; and FOR Proposal 5, ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the year 2014. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy — Hertz Global Holdings, Inc. 2014 Annual Meeting Admission Ticket Hertz Global Holdings, Inc.’s 2014 Annual Meeting of Stockholders Wednesday, May 14, 2014, at 10:30 a.m. ET The Ritz Carlton, Naples 280 Vanderbilt Beach Road Naples, FL 34108 Upon arrival, please present this admission ticket and photo identification at the registration desk. DIRECTIONS TO THE ANNUAL MEETING: DIRECTIONS FROM AREA AIRPORTS Southwest Florida International Airport (RSW) – approximately 25 minutes 1. Exit the airport terminal and follow the signs to I-75 South. 2. Turn onto I-75 South (left) and continue on I-75 (South) until you reach exit 111 (Immokalee Road). 3. Take exit 111. Then turn right onto Immokalee Road (State Road 846) and proceed 3.5 miles west until you reach the intersection of Immokalee Road and U.S. 41 (Tamiami Trail). 4. Turn left onto U.S. 41 and proceed 1 mile to the Vanderbilt Beach Road Intersection. 5. Turn right onto Vanderbilt Beach Road and proceed west for 1 mile. 6. Turn left onto Ritz-Carlton Drive. The Ritz-Carlton, Naples is located on the right hand side. Miami International Airport (MIA) – approximately 2 hours 1. Exit the airport terminal and take the SR-112 E ramp toward I-95 N/Beaches. 2. Take the SR-953 /North Lejeune ramp toward Hialeah and merge onto NW 42nd Ave/N Lejeune Rd/FL-953 N. 3.Take the Okeechobee Rd/US 27 N ramp and stay straight to go onto E Okeechobee Rd/US 27 N. 4. Merge onto I-75 N toward Naples/Alligator Alley West (Portions toll) and continue for 80 miles. 5. Take exit 107 (Pine Ridge Road) and turn left. Proceed until you reach the intersection of Airport Pulling Road. 6. Turn right onto Airport Pulling Road. 7. Turn left onto Vanderbilt Beach Road and proceed for 3 miles. 8. Turn left onto Ritz-Carlton Drive. The Ritz-Carlton, Naples is located on the right hand side. Ft. Lauderdale International Airport (FLL) – approximately 2 hours 1. Exit the airport terminal and turn right onto Griffin Rd/FL-818 W/SW 48th St. 2. Merge onto I-95 N toward W Palm Beach. 3. Take exit 24 (I-595) toward Int'l Airport/Port Everglades. 4. Merge onto I-595 W via exit 24 on the left toward I-75/Florida's Turnpike. 5. Merge onto I-75 N toward Naples (Portions toll) and continue for 90 miles. 6. Take exit 107 (Pine Ridge Road) and turn left. Proceed until you reach the intersection of Airport Pulling Road. 7. Turn right onto Airport Pulling Road. 8. Turn left onto Vanderbilt Beach Road and proceed for 3 miles. 9. Turn left onto Ritz-Carlton Drive. The Ritz-Carlton, Naples is located on the right hand side. DRIVING DIRECTIONS From the East (Miami, Ft. Lauderdale, etc.) 1. Take I-75 North (toward Naples) until you reach exit 107 (Pine Ridge Road). 2. Take exit 107 (Pine Ridge Road) and turn left. Proceed until you reach the intersection of Airport Pulling Road. 3. Turn right onto Airport Pulling Road. 4. Turn left onto Vanderbilt Beach Road and proceed for 3 miles. 5. Turn left onto Ritz-Carlton Drive. The Ritz-Carlton, Naples is located on the right hand side. From the North (Tampa, Sarasota, etc.) 1. Take I-75 South. Continue on I-75 South until you reach exit 111 (Immokalee Road). 2. Take exit 111. Then turn right onto Immokalee Road (State Road 846) and proceed 3.5 miles west until you reach the intersection of Immokalee Road and U.S. 41 (Tamiami Trail). 3. Turn left onto U.S. 41 and proceed 1 mile to the Vanderbilt Beach Road Intersection. 4. Turn right onto Vanderbilt Beach Road and proceed west for 1 mile. 5. Turn left onto Ritz-Carlton Drive. The Ritz-Carlton, Naples is located on the right hand side. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q